                                                Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-86235

                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 1999

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 17, 1999

                                2,200,000 SHARES

                               [BOLDER TECH LOGO]

                        BOLDER TECHNOLOGIES CORPORATION

                                  COMMON STOCK
                            ------------------------
     We are offering 2,200,000 shares of our common stock. Our common stock is traded on the Nasdaq National Market under the symbol "BOLD." On October 26, 1999, the last reported bid price of the common stock on the Nasdaq National Market was $9.50 per share.

      INVESTING IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public offering price.......................................   $           $
Underwriting discounts......................................   $           $
Proceeds, before expenses, to us............................   $           $

     The underwriters have an option to purchase an additional 330,000 shares from us to cover over-allotments.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     First Security Van Kasper expects to deliver the shares in San Francisco,
California on or about November   , 1999.

                           FIRST SECURITY VAN KASPER
                 Prospectus Supplement dated November   , 1999

                [ADVERTISEMENT FOR SECURESTART(TM) WITH PICTURE]

                 DESCRIPTION OF GRAPHIC FOR INSIDE FRONT COVER.

Pictures of SECURESTART(TM) unit and woman using SECURESTART(TM) to jump-start a dead car battery, with the following text:

SECURESTART(TM) Instant Engine Starter with Emergency Halogen Flashlight. Reliable when you need it most. Starts engines immediately: cars, snowmobiles, lawn and garden, small trucks, motorboats, snowblowers, generators, tractors. Starts your car quickly in all weather conditions. Professional starting power -- starts all kinds of engines immediately. Holds charge for up to one year -- recharges in as little as five minutes. Professional heavy duty clamps -- promotes perfect connection. Lightweight -- weighs less than 5 lbs. 2-year limited warranty.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some of the information found in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. In addition to this summary, we urge you to read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our common stock. Unless otherwise indicated, information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

     ANY INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THE ACCOMPANYING PROSPECTUS IS MODIFIED OR SUPERCEDED TO THE EXTENT IT IS INCONSISTENT WITH INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR A SUBSEQUENTLY FILED INCORPORATED DOCUMENT.

                                  THE COMPANY

     We design, develop and produce high power density, rechargeable batteries and innovative battery-powered products based on our patented Thin Metal Film ("TMF(TM)") technology. Our small size, light weight, high power density batteries recharge rapidly, possess no memory effect and provide superior performance in cold temperatures. In addition, our TMF(TM) batteries are manufactured using inexpensive, readily available raw materials, which make them cost effective to build at high production volumes. Our TMF(TM) battery technology enhances many existing products that use batteries and enables many new applications that could not previously be powered by batteries. We are currently manufacturing 20,000 to 25,000 1 Ah (Ampere hour) cells per week. We anticipate increasing production as we continue to transition from a development stage company to commercial operations.

     We recently introduced our first commercial product, SECURESTART(TM), an easy-to-use, instant engine starter that utilizes our TMF(TM) battery technology, six of our 1 Ah cells and built-in cables to quickly jump start cars with "dead" batteries. Our SECURESTART(TM)instant engine starter is now available through Sears stores, Orchard Supply Hardware stores, and a number of catalogs, including the Sears Craftsman holiday catalog and the Nieman Marcus catalog. We recently launched our e-commerce website (www.securestartnow.com) to sell SECURESTART(TM) directly to consumers.

     Our high power density TMF(TM) batteries are designed to quickly and efficiently deliver large bursts of power. This contrasts with high energy density batteries, which are designed to provide low amounts of power over an extended period of time for applications such as laptop computers, cellular telephones and other electronic devices. We believe our TMF(TM) batteries are attractive for use in a variety of applications, including engine starting, power tools, standby power and industrial power quality maintenance.

     We are developing products for engine starting applications in the automobile, motorsports and marine markets. There are two major categories of engine starting applications -- jump starting and primary starting.

     - JUMP STARTING. Our jump starting products are portable and are used to provide a quick engine start. SECURESTART(TM) is our first commercial jump starting product. SECURESTART(TM) is self-contained and does not require the use of separate jumper cables, additional batteries or another vehicle. SECURESTART(TM) weighs only five pounds, holds its charge for up to one year and can be recharged in as little as five minutes. We have shipped over 10,000 SECURESTART(TM) units on consignment, including an initial stocking shipment of several thousand units to Sears in September 1999. In mid-October, we received a follow-on consignment order for several thousand additional units from Sears. We are also currently developing jump starting products for the automobile professional and marine markets.

     - PRIMARY STARTING. We are designing primary starting batteries, both for use by original equipment manufacturers ("OEMs") in products they manufacture and for use in aftermarket applications. We plan to introduce several primary starting products for the automobile, motorsports and marine markets over the next several years.

      We granted Johnson Controls, Inc. ("JCI") a limited exclusive royalty-bearing license with respect to the automotive primary starting market. JCI is a major supplier of batteries to the automobile industry. Recently, JCI announced plans to offer engine starting batteries, based upon our TMF(TM) technology, for dual-battery and 36-volt systems under development by major automotive manufacturers. We plan to introduce a line of automobile and truck primary starting batteries for both automotive manufacturers and the automotive aftermarket after JCI's exclusivity ends in July 2001.

     In addition to engine starting applications, we plan to address other applications by selling our batteries to OEM customers that possess application-specific expertise in areas such as standby power systems, portable generators and high power/pulse power portable tools. We are currently working with Coleman and Skil-Bosch, among others, to incorporate our TMF(TM) battery technology into some of their products.

     We believe there are barriers to entry for potential competitors interested in developing technology similar to our TMF(TM) technology.

     - INTELLECTUAL PROPERTY PROTECTION. We hold 7 issued and 10 pending United States patents and 21 issued and 13 pending foreign patents covering a number of inventions relating to various aspects of our TMF(TM) technology. In addition, unfair competition and trade secrets laws protect certain aspects of our intellectual property and proprietary rights. We believe our issued and pending patents and other intellectual property rights provide significant protection for our proprietary designs and processes.

     - TECHNOLOGY AND MANUFACTURING EXPERTISE. We have invested a significant amount of time and capital to develop our TMF(TM) technology and the associated manufacturing process. Through the use of sophisticated process controls, we have collected large amounts of data regarding the characteristics and performance of the TMF(TM) batteries we have produced to date. We have utilized this information to substantially refine our TMF(TM) battery technology and manufacturing process. Based on our experience, we believe it would take a significant amount of time, in addition to a substantial capital investment, to develop a competing high power density battery technology.

     - EXPERIENCED MANAGEMENT AND KEY EMPLOYEES. Our executive officers and key employees have extensive experience in the battery industry and, in particular, in designing, developing and producing small format, spiral-wound batteries, such as our TMF(TM) batteries. We believe this specialized expertise gives us a competitive advantage.

     Our objective is to become a major supplier of high power density rechargeable batteries and innovative battery-powered products. Our strategies for achieving this objective include:

     - developing products that exploit the unique capabilities of TMF(TM) batteries;

     - creating brand recognition for our trademarks, including SECURESTART(TM) and TMF(TM);

     - using precision process control and advanced analytical tools to improve performance and reduce manufacturing costs; and

     - protecting and enhancing our proprietary technology base.

     We were incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. Our executive offices are located at 4403 Table Mountain Drive, Golden, Colorado 80403, and our telephone number is (303) 215-7200.

                                  THE OFFERING

Common stock offered.......  2,200,000 shares

Common stock to be
  outstanding after this
  offering.................  14,095,360 shares(1)

Use of proceeds............  We intend to use the net proceeds from this offering to expand our production capacity and for product development, marketing, working capital and other general corporate purposes. See "Use of Proceeds"

Nasdaq National Market
  Symbol...................  BOLD
---------------

(1) Based on the number of shares of common stock outstanding on September 30, 1999. Does not include shares issuable upon the exercise of outstanding options and warrants or upon conversion of our Series A Preferred Stock.

                             SUMMARY FINANCIAL DATA

                                     YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                             ----------------------------------------   -------------------------
                                1996          1997           1998          1998          1999
                             -----------   -----------   ------------   -----------   -----------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales............  $    35,580   $    84,716   $     49,264   $    32,081   $    70,682
  Research and development
     services..............      440,324     2,466,377      2,410,605     1,080,945        99,325
                             -----------   -----------   ------------   -----------   -----------
          Total revenues...  $   475,904   $ 2,551,093   $  2,459,869   $ 1,113,026   $   170,007
                             ===========   ===========   ============   ===========   ===========
Gross profit...............  $   304,418   $ 1,843,487   $  2,126,950   $   909,500   $   (25,132)
                             ===========   ===========   ============   ===========   ===========
Net loss...................  $(4,160,090)  $(8,749,424)  $ (9,943,969)  $(4,699,349)  $(7,442,966)
                             ===========   ===========   ============   ===========   ===========
Net loss allocable to
  common stockholders......  $(4,160,090)  $(9,151,744)  $(11,671,086)  $(5,561,442)  $(8,306,954)
                             ===========   ===========   ============   ===========   ===========
Basic and diluted net loss
  per share................  $     (0.64)  $     (0.97)  $      (1.22)  $     (0.58)  $     (0.83)
                             ===========   ===========   ============   ===========   ===========
Weighted average number
  of common shares out-
  standing -- basic and
  diluted..................    6,465,281     9,446,930      9,560,660     9,522,116    10,016,418
                             ===========   ===========   ============   ===========   ===========

                                                                    JUNE 30, 1999
                                                              --------------------------
                                                                            PRO FORMA AS
                                                                ACTUAL      ADJUSTED(1)
                                                              -----------   ------------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities....  $ 9,632,415   $34,370,920
Working capital.............................................    6,196,390    30,934,895
Total assets................................................   32,356,457    57,094,962
Notes payable...............................................    9,675,910     9,675,910
Convertible, redeemable preferred stock.....................   16,106,401    16,106,401
Total stockholders' equity..................................   20,473,943    45,212,448

---------------

(1) Pro forma for receipt of net proceeds of $5,342,505 from our July 1999 private placement of common stock and as adjusted for our receipt of the estimated net proceeds of this offering.

                           FORWARD LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein include forward-looking statements. Those statements are sometimes indicated by words such as "anticipate," "estimate," "believe," "consider," "expect," "project," "intend" and similar expressions. Forward-looking statements are based on assumptions of future events, some of which will not occur. Actual results will vary from those set forth or implied in the forward-looking statements and the variances may be material. See "Risk Factors."

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following "Risk Factors" section and the "Risk Factors" section included in the accompanying prospectus before you decide to buy our common stock. The risks discussed below, as well as other risks not presently known to us or that we currently deem immaterial, may have a material adverse effect on our business, results of operations and financial condition.

WE ARE A DEVELOPMENT STAGE COMPANY, HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO MANY RISKS APPLICABLE TO A YOUNG COMPANY.

     Since our inception in 1991, we have been principally engaged in research and development activities relating to our TMF(TM) batteries. We commenced limited commercial production of our TMF(TM) batteries in October 1998. We will encounter the risks and difficulties frequently encountered by development stage companies, including those set forth below.

WE HAVE A HISTORY OF LOSSES, WE EXPECT TO LOSE MONEY IN THE FUTURE AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

     We have not achieved profitability or earned material revenues from the sale of our products. As of June 30, 1999, we had an accumulated deficit of $39.8 million. We do not expect to have material product revenues until the fourth quarter of 1999, at the earliest. We do not expect to be profitable prior to the second half of 2000, at the earliest. Prior to achieving profitability, we expect to incur significant losses as we continue to incur substantial sales and marketing, research and development and general and administrative expenses. No assurance can be given that we will ever be profitable or, if we do achieve profitability, that we will sustain or increase profitability.

MARKET ACCEPTANCE OF OUR TMF(TM) BATTERIES AND END-USER PRODUCTS IS UNCERTAIN.

     The markets for our products are unproven, and no assurance can be given that market acceptance will be achieved. We cannot accurately anticipate how our products will perform in practice, what problems consumers will experience or the rates at which consumers will return our products or submit warranty claims. Our success will depend, in large part, on our ability to meet end-user and OEM customer requirements by developing and introducing, on a timely basis, new products and enhanced or modified versions of our existing products. There can be no assurance that we will be able to do so.

WE HAVE LIMITED EXPERIENCE IN MARKETING OUR PRODUCTS AND WE ARE DEPENDENT ON OTHERS TO DO SO.

     We have limited experience in marketing our products and will be dependent on outside sales representatives, distributors, resellers and retail operators to do so. We may not be able to obtain additional or retain any present or future sales representatives, distributors, resellers or retailers needed to develop material retail sales. It is likely that any agreements we may enter into with such persons will not be exclusive, will not have minimum purchase or resale requirements, and may be terminated by either party without cause. These other persons will not be within our control and may carry products that are competitive with our products, not give a high priority to the marketing of our products, not continue to carry our products or not adequately market our products.

WE ARE IN THE EARLY STAGES OF MANUFACTURING AND MUST CONTINUE TO DEVELOP OUR MANUFACTURING CAPABILITIES.

     The difficulties and risks related to the implementation of our manufacturing line and new process technology have in the past, and may in the future, materially adversely affect our operating results. We have not yet operated our initial automated line at full capacity or over an extended period of time.

     In order to become profitable, we will need to materially increase the production yield of our existing manufacturing line and successfully fabricate, install and qualify additional automated production equipment that will produce at acceptable yields.

     We will also need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of our manufacturing facility, is limited due to a relatively low unemployment rate.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN NEEDED.

     From our inception, we have financed our operations primarily through private and public offerings of our equity securities. If this offering is completed, we expect to have adequate capital resources through December 2000. If this offering is not completed, we expect to have adequate capital resources through the first quarter of 2000. We will require substantial capital resources in the future. We do not have any availability under our loan agreement or other capital resources. Our inability to obtain required capital resources when needed would have a material adverse effect on our business, results of operations and financial condition.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our transition from a development stage company to a manufacturing company has strained and will continue to strain our managerial, operational and financial resources. If our products achieve market acceptance, we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

WE ARE DEPENDENT UPON EFFECTIVE STRATEGIC RELATIONSHIPS.

     Our business strategy includes relying on a limited number of strategic relationships for the commercialization of our products, assistance in the design and development of our products, and manufacturing and marketing expertise. Our existing relationships may be inadequate to, and we may be unable to enter into other relationships that will, achieve our objectives in these areas. To the extent we enter into strategic partnerships, we may be required to share revenues, contribute to expenses and grant to the other parties licenses to manufacture, market or sell products based upon our TMF(TM) technology, which could adversely affect our operating results.

IF WE ARE UNSUCCESSFUL IN SELLING TO OEMS, OUR BUSINESS COULD BE HARMED.

     Our business strategy includes selling our products to OEMs, and we are investing resources to do so. No assurances can be given that we will be successful in selling to OEMs. The ability of OEMs to successfully integrate our products into theirs and to successfully market those products is beyond our control.

WE RELY ON THIRD PARTIES TO MANUFACTURE PARTS FOR AND ASSEMBLE OUR PRODUCTS.

     We currently rely on third parties to manufacture parts for and assemble SECURESTART(TM). We may outsource additional manufacturing and assembly work in the future. These third parties are not under our control, and their failure to perform could have a material adverse effect on our business, results of operations and financial condition.

WE ARE DEPENDENT ON OUR SUPPLIERS FOR RAW MATERIALS.

     To date, we have used sole or limited source suppliers for certain key raw materials used in our products. We have no long-term contracts or other guaranteed supply arrangements for any of these materials. If our suppliers are unable to meet our quality and volume requirements for raw materials in a timely manner and at an acceptable cost, it could have a material effect on our business, results of operations and financial condition.

INTENSE COMPETITION EXISTS IN THE BATTERY AND INSTANT ENGINE STARTING INDUSTRIES AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

     Competition in the battery and instant engine starting industries is intense and is expected to increase in the future. Our competitors range from development stage companies to major domestic and international companies.

     Many of our competitors have significant financial resources, established market positions, longstanding relationships with OEMs and other customers, and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. No assurance can be given that we will be able to compete successfully with those companies, including with JCI in the markets where JCI has a license from us, or other competitors.

     Prestone Products Corporation (a subsidiary of AlliedSignal Corporation), Century Mfg. Co. (a subsidiary of Pentair, Inc.) and others are marketing portable jump starters for automotive, marine and other applications which are comparably priced to SECURESTART(TM) and offer a variety of features. Some of these products, with a power inverter, can also power computers and other small appliances. While we believe SECURESTART(TM) is superior to these other products in several respects, no assurance can be given that we will market SECURESTART(TM)successfully against the products of these other companies.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

     The battery industry has experienced, and is expected to continue to experience, rapid technological change. If competing technologies that outperform our batteries are developed and successfully introduced, our business, operating results and financial condition may be materially adversely affected.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Patents, trade secrets and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights.

     Because the status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain, we cannot be certain that any of our issued patents will afford meaningful protection against competitors with similar technology. Some foreign countries provide significantly less patent protection than the United States. We cannot be certain that our pending applications will result in issued patents.

     In addition to patent protection, we rely on the law of unfair competition and trade secrets to protect our proprietary rights. Other companies may infringe upon our patents and other proprietary rights or may obtain patents that will require us to license or design around such patents. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain. The unauthorized misappropriation of our proprietary rights could have a material adverse effect on our business, results of operations and financial condition.

WE ARE NOW, AND MAY IN THE FUTURE BE, SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

     We are now, and may in the future be, subject to claims alleging that we have infringed third-party proprietary rights. If we were to discover that any of our products infringed third-party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     In September 1999, Century Mfg. Co., an affiliate of Pentair, Inc., filed a complaint against us in the United Stated District Court for the District of Minnesota. Century manufactures a line of portable power and jump starting products and held discussions with us in 1996 regarding the possible incorporation of our TMF(TM) batteries into its potential products. Century alleges that the concept of using a charging battery to charge and prolong the shelf life of our TMF(TM) cells in a jump starting product is proprietary to Century and that, among other things, we have misappropriated Century's trade secrets and breached a confidentiality agreement in producing and manufacturing SECURESTART(TM). The complaint seeks injunctive relief and unspecified damages.

     In October 1999, the Federal District Court Judge hearing the case denied Century's request for a preliminary injunction, stating that Century had not shown either a probability of prevailing on the merits or irrevocable injury, both of which must be established to obtain a preliminary injunction. This determination does not dispose of the case, which remains pending trial. We believe that Century's claims are without merit and intend to defend against them vigorously.

     Century informed us that it has a United States patent application pending in which certain claims have been allowed that cover the SECURESTART(TM) product. If the patent claims have indeed been allowed, the patent will issue, possibly as early as November 1999. Because patent applications are maintained in secrecy by the United States Patent Office pending issuance and because Century refuses to provide copies of any portion of its purported patent application, we are not currently able to fully evaluate Century's patent position or its effect on us.

     Defending against Century's claims, with or without merit, could be time consuming and result in costly litigation. An adverse outcome in the Century litigation or a valid patent infringed by SECURESTART(TM) could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL.

     We believe that our success will depend on the continued services of our senior management team and other key personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect our business, results of operations and financial condition.

ENVIRONMENTAL MATTERS MAY MATERIALLY ADVERSELY AFFECT US.

     Our operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. We are required to maintain our research and manufacturing operations in compliance with United States federal, state and local laws and regulations, including but not limited to CERCLA and OSHA, that govern the storage, use and disposal of various chemicals used in and waste materials produced by the manufacture of our TMF(TM) batteries.

     We may be unable to operate in conformity with applicable environmental and safety laws and regulations. Changes in these laws or regulations may require us to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by us to comply with safety laws and regulations, including adequately controlling the discharge of our hazardous materials and wastes could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS.

     The sale of our products may expose us to product liability claims from consumers. Although we maintain product liability insurance in amounts we believe are reasonable, we cannot be certain that insurance will be adequate to cover any potential liability relating to one or more claims of product liability, or that such insurance will be available at an acceptable cost in the future.

     In this regard, lead acid batteries, including our TMF(TM) battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, our batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which when mixed with air, can cause explosions. In addition, under such conditions, toxic gases or sulfuric acid spray may be released. Sulfuric acid can cause burns and other severe injuries. Such occurrences or misuse of our products may result in product liability claims against us.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     After this offering, approximately 32% of our outstanding stock will be owned by three private equity funds. These stockholders may be able to significantly influence or control matters that require stockholder approval, including electing directors and approving significant corporate transactions.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND THUS DEPRESS OUR STOCK PRICE.

     Our corporate documents, including our stockholders rights plan, and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These and other provisions could limit the price that investors might be willing to pay for our securities or preclude a sale of our company at a time and price beneficial to our stockholders.

A NUMBER OF FACTORS COULD CAUSE THE PRICES FOR OUR SECURITIES TO CONTINUE TO BE HIGHLY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SECURITIES AT OR ABOVE THE OFFERING PRICE.

     Our annual and quarterly operating results may fluctuate and may be below expectations of public market analysts and investors. If this occurs, the trading price of our securities could significantly decline. The market price of our securities could also fall if the holders of our securities sell substantial amounts of our securities, including securities issued upon the exercise of outstanding options and warrants and upon conversion of the outstanding Series A Preferred Stock. Some of our security holders are entitled to certain registration rights. The exercise of those rights could adversely affect the market price of our securities.

     For these and other reasons, the market price of our common stock has been and is likely to be volatile. No assurance can be given that investors will be able to sell our securities at or above the offering price.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE VALUE OF YOUR INVESTMENT.

     Purchasers of common stock in this offering will incur immediate and substantial dilution in the book value per share of their investment. Our pro forma net tangible book value as of June 30, 1999 was $25.4 million or approximately $2.14 per share. Pro forma net tangible book value represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our pro forma net tangible book value as of June 30, 1999 would be $44.8 million or approximately $3.18 per share assuming the sale of the shares offered hereby at an assumed offering price of $9.50 per share. This represents an immediate increase in net tangible book value to existing stockholders attributable to new investors of $1.04 per share and the immediate dilution of $6.32 per share to new investors. To the extent outstanding options and warrants to purchase common stock are exercised, there may be further dilution to investors, because most of our outstanding options and warrants have an exercise price below the assumed public offering price.

OUR BUSINESS COULD BE AFFECTED BY YEAR 2000 ISSUES.

     Year 2000 issues refer generally to the problems that some software may have in determining the correct century. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" in a year refers to 1900 or 2000, which may result in failures or the creation of erroneous results.

     We rely upon software in our information systems and manufacturing equipment, most of which was installed and written within the past three years. We have completed an inventory of our critical control systems, computers, and application software. We are not currently aware of any significant operational issues or costs associated with preparing our internal information technology and non-information technology systems for Year 2000 issues. However, we may experience significant unanticipated problems and costs caused by undetected errors or defects. In addition, we may experience significant unanticipated problems and costs caused by external Year 2000 compliance failures that affect our suppliers, customers or industry and commerce generally. These could seriously harm our business, results of operations and financial condition.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $19.4 million in net proceeds from this offering ($22.3 million if the underwriter's over-allotment option is exercised in full), assuming a public offering price of $9.50 per share.

     We intend to use the net proceeds to expand our production capacity and for product development, marketing, working capital and other general corporate purposes. Pending these uses, the net proceeds from this offering will be invested in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999. This table should be read together with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus supplement.

                                                                     JUNE 30, 1999
                                                              ----------------------------
                                                                              PRO FORMA AS
                                                                 ACTUAL       ADJUSTED(1)
                                                              ------------    ------------
                                                                      (UNAUDITED)
Cash and cash equivalents...................................  $  9,632,415    $ 34,370,920
                                                              ============    ============
Long-term debt, net of current portions.....................  $  7,901,491    $  7,901,491
                                                              ------------    ------------
Stockholders' equity:
  Preferred stock, Series A, par value $0.001 per share;
     336,200 shares authorized and outstanding..............    16,106,401      16,106,401
  Common stock, par value $0.001 per share; 25,000,000
     shares authorized; 11,123,340 shares issued and
     outstanding (14,086,555 shares pro forma, as
     adjusted)(2)...........................................        11,123          14,086
  Treasury stock, par value $0.001 per share, 33,333
     shares.................................................       (50,000)        (50,000)
  Additional paid-in capital................................    44,193,152      68,928,694
  Accumulated deficit.......................................   (39,786,733)   $(39,786,733)
                                                              ------------    ------------
          Total stockholders' equity........................    20,473,943    $ 45,212,448
                                                              ------------    ------------
          Total capitalization..............................  $ 28,375,434    $ 53,113,939
                                                              ============    ============

---------------

(1) Pro forma for receipt of net proceeds of $5,342,505 from our July 1999 private placement of common stock and as adjusted for our receipt of the estimated net proceeds of this offering, assuming a public offering price of $9.50 per share.

(2) Based on the number of shares of common stock outstanding on June 30, 1999 and 763,215 shares of common stock issued in the July 1999 private placement. Does not include shares issuable upon the exercise of outstanding options and warrants and upon conversion of our Series A Preferred Stock.

                          PRICE RANGE OF COMMON STOCK

     Our common stock began trading publicly on the Nasdaq National Market under the ticker symbol BOLD on May 1, 1996. Prior to that date, there was no public market for the common stock. The following table sets forth the quarterly high and low sale prices of our common stock as reported on the Nasdaq National Market for the periods indicated.

                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 1996
  Second Quarter (from May 1, 1996).........................  $15.38   $10.50
  Third Quarter.............................................   14.38    10.75
  Fourth Quarter............................................   17.13    13.13
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $17.25   $11.25
  Second Quarter............................................   14.25    11.00
  Third Quarter.............................................   15.50    12.13
  Fourth Quarter............................................   14.00     8.50
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $11.75   $ 7.88
  Second Quarter............................................   14.00     8.50
  Third Quarter.............................................   14.31     8.50
  Fourth Quarter............................................   13.75     8.13
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................  $14.50   $ 8.25
  Second Quarter............................................   10.25     7.25
  Third Quarter.............................................   11.75     6.88
  Fourth Quarter (through October 26, 1999).................   11.00     9.31

     As of September 30, 1999, there were approximately 315 holders of record of our common stock. Holders of record include certain nominees who hold shares for approximately 3,000 beneficial owners of our common stock.

                                   DIVIDENDS

     We are required to pay dividends on our Series A Preferred Stock at an annual rate of $4.00 per share, to the extent the dividend is paid in cash, or $4.50 per share, to the extent the dividend is paid in common stock. If dividends are paid in cash, we would pay $1,344,000 annually. Payment of dividends in common stock will be dilutive to the holders of our common stock. To date, we have paid Series A Preferred Stock dividends in common stock.

     We have not paid any cash dividends on our common stock since our inception and do not intend to pay any cash dividends on our common stock in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected financial data at December 31, 1998 and for the three years then ended is derived from our audited financial statements. The following selected financial data at June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 is derived from our unaudited financial statements. Our unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair presentation of our financial condition and results of operations for such periods. Financial and operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included in this prospectus supplement.

                                             YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                     ----------------------------------------   --------------------------
                                        1996          1997           1998          1998           1999
                                     -----------   -----------   ------------   -----------    -----------
                                                                                       (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product sales....................  $    35,580   $    84,716   $     49,264   $    32,081    $    70,682
  Research and development
     services......................      440,324     2,466,377      2,410,605     1,080,945         99,325
                                     -----------   -----------   ------------   -----------    -----------
          Total revenues...........      475,904     2,551,093      2,459,869     1,113,026        170,007
Cost of revenues...................      171,486       707,606        332,919       203,526        195,139
                                     -----------   -----------   ------------   -----------    -----------
                                         304,418     1,843,487      2,126,950       909,500        (25,132)
                                     -----------   -----------   ------------   -----------    -----------
Operating expenses:
  Research and development.........    2,863,552     7,092,534      7,677,787     3,612,391      4,318,573
  General and administrative.......    2,132,565     3,348,061      3,286,783     1,681,700      1,695,658
  Selling and marketing............      212,960       357,716        665,573       208,021        933,277
                                     -----------   -----------   ------------   -----------    -----------
          Total operating
            expenses...............    5,209,077    10,798,311     11,630,143     5,502,112      6,947,508
                                     -----------   -----------   ------------   -----------    -----------
Income (loss) from operations......   (4,904,659)   (8,954,824)    (9,503,193)   (4,592,612)    (6,972,640)
Other income (expense):
  Interest income..................      798,846       839,025        905,735       506,785        209,428
  Interest expense.................      (54,277)     (633,625)    (1,346,511)     (613,522)      (679,754)
                                     -----------   -----------   ------------   -----------    -----------
Net income (loss)..................   (4,160,090)   (8,749,424)    (9,943,969)   (4,699,349)    (7,442,966)
                                     -----------   -----------   ------------   -----------    -----------
Dividend on preferred stock........           --      (352,320)    (1,512,900)     (755,414)      (756,450)
Accretion of preferred stock
  offering costs...................           --       (50,000)      (214,217)     (106,679)      (107,538)
                                     -----------   -----------   ------------   -----------    -----------
Net loss allocable to common
  stockholders.....................  $(4,160,090)  $(9,151,744)  $(11,671,086)  $(5,561,442)   $(8,306,954)
                                     ===========   ===========   ============   ===========    ===========
Basic and diluted net loss per
  share(1).........................  $     (0.64)  $     (0.97)  $      (1.22)  $     (0.58)   $     (0.83)
                                     ===========   ===========   ============   ===========    ===========
Shares used in computing basic and
  diluted net loss per share(1)....    6,465,281     9,446,930      9,560,660     9,522,116     10,016,418
                                     ===========   ===========   ============   ===========    ===========
Unaudited, pro forma basic and
  diluted net loss per share(1)....  $     (0.49)
                                     ===========
Shares used in computing unaudited,
  pro forma basic and diluted net
  loss per share(1)................    8,437,817
                                     ===========

                                                                                AS OF
                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities....  $11,119,734    $9,632,415
Working capital.............................................    8,060,606     6,196,390
Total assets................................................   32,591,747    32,356,457
Notes and capital leases payable............................   10,381,045     9,675,910
Convertible, redeemable preferred stock.....................   15,998,863    16,106,401
Total stockholders' equity..................................   20,388,338    20,473,943

---------------

(1) See note 2 of notes to financial statements for information concerning the computation of basic and diluted net loss per share and pro forma basic net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and the notes thereto included elsewhere in this prospectus supplement. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Forward-Looking Statements" and "Risk Factors" elsewhere in this prospectus supplement and in the accompanying prospectus.

OVERVIEW

     Since our inception in March 1991, we have been a development stage company, principally engaged in the research and development of our TMF(TM) battery technology, to which we have devoted significant resources. In May 1997, we moved to a new 127,000 square foot leased manufacturing facility and corporate headquarters in Golden, Colorado. We believe this facility will accommodate multiple production lines, two research and development ("R&D") lines, and all of our other operations. In the third quarter of 1997, we installed our first high-volume manufacturing line, designed to annually produce approximately four million 1 Ah cells (referred to as our sub-C cell in the accompanying prospectus and the documents incorporated by reference therein). For approximately the next year, we focused most of our resources on qualifying the line for commercial production. In the fourth quarter of 1998, we qualified our production line and introduced our 1 Ah cell, which can be a modular building block for various battery packs. We are currently producing 20,000 to 25,000 1 Ah cells per week, substantially all of which are for the manufacture of SECURESTART(TM) and the balance of which are for sampling to limited OEM customers.

     Upon qualifying the production line and introducing our 1 Ah cell, our focus shifted to the design, manufacture, and introduction of products based on our TMF(TM) technology. On August 5, 1999, we introduced SECURESTART(TM), an instant engine starter which employs our TMF(TM) technology and, specifically, the 1 Ah cell. In August 1999, we entered into an agreement with Sears to supply SECURESTART(TM) to approximately 2,000 Sears stores. We began commercial shipments of SECURESTART(TM) in October 1999 and have shipped over 10,000 SECURESTART(TM) units to date, substantially all on consignment. SECURESTART(TM) is currently available in Sears stores and Orchard Supply Hardware stores, as well as through the Sears Craftsman holiday catalog and the Nieman Marcus catalog. We believe that the majority of our near-term revenues will be generated from sales of SECURESTART(TM).

     We are working with potential OEM customers who are testing and evaluating our TMF(TM) batteries for potential design into their products.

     We believe that the task of improving the yield of our first production line, the efficiency of the overall manufacturing process and the performance of our TMF(TM) products will be an ongoing activity. Additional modifications will be required from time to time to improve the production capability of our production line. Similarly, changes in the design of our products will be required from time to time in order to improve product performance.

     In June 1995, we established a joint venture with JCI (the "Joint Venture") to develop high-volume manufacturing technology for TMF(TM) batteries, manufacture TMF(TM) batteries for sale by both JCI and ourselves, and pursue hybrid electric vehicle battery development opportunities for TMF(TM) batteries. In 1997, having substantially completed the primary objective of developing the high-volume manufacturing technology, the Joint Venture was terminated and we entered into a new relationship with JCI. Under the new relationship, JCI and we are separately developing TMF(TM) battery-manufacturing facilities. We granted royalty-bearing licenses to JCI, certain of which are subject to minimum royalties and minimum performance criteria. These licenses give JCI the sole and exclusive right to sell TMF(TM) batteries for use as primary starting batteries in automobiles and trucks until July 2001. We have also entered into a cross supply agreement with JCI pursuant to which each of us has committed to supply the other with minimum quantities of TMF(TM) battery products for several years.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

     Revenues from product sales increased to $70,682 for the six months ended June 30, 1999 from $32,081 for the same period in 1998. R&D revenues declined to $99,325 for the six months ended June 30, 1999 from $1,080,945 for the same period in 1998. The six months ended June 30, 1998 included $699,000 of R&D revenues recognized for services provided in connection with our technology transfer arrangement with JCI, which was completed at the end of 1998. R&D revenues from a customer-funded product development program decreased to $29,000 for the six-month period ended June 30, 1999 from $234,000 for the same period in the prior year. This program was completed in the first quarter 1999. We consider R&D revenues as insignificant to the future of our business.

     Cost of revenues decreased to $195,139 from $203,526 for the six months ended June 30, 1999 and 1998, respectively. The decrease in 1999 was primarily due to less activity in the first quarter of 1999 than in the first quarter of 1998 on a government funded product development program that was completed in the first quarter of 1999. This decrease in cost of revenues was almost offset by the higher costs resulting from increased product shipment volumes in the second quarter of 1999.

     R&D expenses increased to $4,318,573 for the six-month period ended June 30, 1999 from $3,612,391 for the same period in the prior year. The increase in 1999 was primarily due to additional technical staff and associated expenses and new manufacturing facility and production line expenses related to our efforts to provide high-volume production capability in support of our commercialization efforts.

     General and administrative expenses increased to $1,695,658 for the six-month period ended June 30, 1999 from $1,681,700 for the same period in the prior year. Most of the increase in 1999 resulted from higher legal fees and insurance compared to the prior year.

     Selling and marketing expenses increased to $933,277 for the six-month period ended June 30, 1999 as compared to $208,021 for the same period in the prior year. The increase in 1999 was primarily due to increased staffing levels and business development activities associated with the commercial introduction of our products.

     Interest income decreased to $209,428 from $506,785 for the six-month periods ended June 30, 1999 and 1998, respectively. The decrease was due to smaller average invested cash balances in 1999 than in 1998.

     Interest expense increased to $679,754 from $613,522 for the six months ended June 30, 1999 and 1998, respectively. The increase in 1999 was due to higher average debt balances in the first quarter of 1999 as compared to the first quarter of 1998.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Total revenues decreased to $2,459,869 in 1998 from $2,551,093 in 1997. As in previous reporting periods, the majority of revenues resulted from R&D services. Revenues from product sales decreased to $49,264 in 1998 from $84,716 in 1997. Approximately 85 and 75 percent of the $2,410,605 and $2,466,377 of R&D revenues in 1998 and 1997, respectively, resulted from our recognition of revenue from services performed in connection with the technology transfer arrangement with JCI. The remainder of the R&D revenues in 1998 and 1997 resulted from customer-funded research and development programs. The R&D revenues associated with the JCI agreement were non-cash items in 1998. The technology transfer agreement with JCI was completed in 1998, and no additional R&D revenues will be recognized beyond 1998 from this agreement.

     Cost of revenues decreased to $332,919 in 1998 from $707,606 in 1997. Most of the decrease in 1998 was due to lower levels of customer funded product development programs compared to 1997.

     R&D expenses increased to $7,677,787 in 1998 from $7,092,534 in 1997. The increase in 1998 was primarily due to additional technical staff and associated expenses and new manufacturing facility and production line expenses related to our expanded efforts to commercialize our 1 Ah cell and to implement high-volume manufacturing.

     General and administrative expenses decreased to $3,286,783 in 1998 compared to $3,348,061 in 1997. The small decrease in 1998 reflected lower expenses for legal fees and recruiting and relocation than in the prior year.

     Selling and marketing expenses increased to $665,573 in 1998 compared to $357,716 in 1997. The increases in 1998 were primarily due to increased staffing levels and small amounts of advertising expenses associated with the commercial introduction of our products.

     Interest income increased to $905,735 in 1998 from $839,025 in 1997. This increase was due to larger invested cash balances in 1998, primarily resulting from our private placement of Series A Preferred Stock in October 1997 and proceeds from debt financing in March 1998.

     Interest expense increased to $1,346,511 in 1998, compared to $633,625 in 1997. The increases in 1998 were due to increased levels of debt financing.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996.

     During 1997, we received revenues from services provided under a technology transfer agreement with JCI, from a Small Business Innovation Research ("SBIR") research and development agreement, from a customer-funded development program and from the sale of batteries for testing and evaluation by customers. R&D revenues increased to $2,466,377 in 1997 from $440,324 in 1996. Approximately 75 percent of the 1997 R&D revenues resulted from the technology transfer agreement with JCI, which did not exist in 1996. The remaining 25 percent of R&D revenues in 1997 and all of the 1996 R&D revenues resulted from a combination of both private customer-funded and the SBIR product development programs. Product sales revenues increased to $84,716 in 1997 from $35,580 in 1996.

     Cost of revenues increased to $707,606 in 1997 from $171,486 in 1996. The increase was a result of higher costs directly related to commercial and government funded product development programs.

     R&D expenses increased to $7,092,534 in 1997 from $2,863,552 in 1996, primarily due to additional technical staff and associated expenses and new manufacturing facility expenses related to our increased efforts to commercialize our 1 Ah cell and to implement high-volume manufacturing.

     General and administrative expenses increased to $3,348,061 in 1997 from $2,132,565 in 1996. The increase was due to additional administrative staffing and added expenses for insurance, legal and investor relations. Also, included in the 1997 expenses were $210,000 of costs (printing, legal and accounting) associated with a registration statement that was filed in February 1997 and withdrawn in May 1997.

     Selling and marketing expenses increased to $357,716 in 1997 from $212,960 in 1996. The increase was primarily due to increased marketing and business development activities related to our efforts to obtain new customers for future delivery of product.

     Interest income increased to $839,025 in 1997 from $798,846 in 1996. The increase resulted primarily from slightly higher average cash balances invested during 1997 than in 1996.

     Interest expense increased to $633,625 in 1997 from $54,277 in 1996. The increase resulted primarily from increased levels of lease and debt financing in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     From our inception, we have financed our operations and met our capital requirements primarily through private and public offerings of our equity securities, raising net proceeds of approximately $65 million from sales of these securities. Included in this amount are net proceeds of approximately $12.8 million received from private offerings of equity securities on May 18, 1999 and July 9, 1999. In 1997 and 1998, we received net proceeds of approximately $12.3 million from a loan agreement with Transamerica Business Credit Corporation ("TBCC"). The remaining loan balance was approximately

$9.6 million as of June 30, 1999. At June 30, 1999, our balances of cash, cash equivalents, and available-for-sale securities totaled approximately $9.6 million, compared to approximately $11.1 million at December 31, 1998.

     If the offering is completed, we expect to have adequate capital resources through at least December 2000. If this offering is not completed, we expect to have adequate capital resources through the first quarter of 2000. We will require substantial capital resources in the future. We have no additional availability under the TBCC loan agreement or other capital resources. Our inability to obtain required capital resources when needed would have a material adverse effect on our business, results of operations and financial condition.

INCOME TAXES

     We have not paid income taxes since our inception. As of December 31, 1998, we had net operating loss ("NOL") carry-forwards totaling approximately $34.6 million available to reduce any future taxable income. Our private placement of Series A Convertible, Redeemable Preferred Stock in October 1997 resulted in a change of ownership under the Tax Reform Act of 1986. The offering may result in an additional change of ownership, which would also limit the use of NOL carry-forwards. As a result, we are limited to using approximately $7.0 million of NOL carry-forwards in each future year. Our NOL carry-forwards expire from 2005 through 2013.

YEAR 2000

     We rely on software in our information systems and manufacturing equipment, most of which was installed and written within the past three years. We have completed an inventory of our critical control systems, computers and application software, and have validated our internal systems for Year 2000 compliance. The validation of our internal systems was implemented through a combination of written vendor confirmations and specific validation testing. We have tested our equipment and software and found it to be Year 2000 compliant, applied supplier fixes or replaced the equipment. In addition, we have implemented processes to identify and evaluate the Year 2000 status of newly acquired equipment and to evaluate supplier and customer Year 2000 compliance. These programs will continue through the end of 1999. The cost of testing and validation is not expected to exceed $50,000, including consulting and internal resources.

     Due to the fact that our information and embedded systems are new, generally off-the-shelf, and vendor relationships still exist for the subject equipment and software, Year 2000 remediation costs have been minimal and are expected to remain so. We have replaced relatively low-cost personal computers and installed low or no-cost bug-fixes from manufacturers of equipment and software. These costs, including hardware replacements accelerated by the Year 2000 situation, and other contingency plan activities are not expected to exceed $40,000.

     The remaining risks of Year 2000 issues are primarily external, due to the difficulty of validating key third parties' readiness for Year 2000 issues. We have sought confirmation of such compliance and seek relationships with third parties that are compliant. However, even if we obtain Year 2000 compliance assurances from third parties, there is still a risk that a major supplier of raw materials or an OEM customer could become unreliable due to Year 2000 problems. Therefore, we intend to maintain contingency plans for each of these key relationships as they arise, such as second sourcing, purchasing additional inventory and creating joint contingency plans for Year 2000 situations with each relationship.

                                    BUSINESS

     This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Forward Looking Statements" and "Risk Factors" elsewhere in this prospectus supplement and the accompanying prospectus.

INTRODUCTION

     We design, develop and produce high power density, rechargeable batteries and innovative battery-powered products based on our patented TMF(TM) technology. Our small size, light weight, high power density batteries recharge rapidly, possess no memory effect and provide superior performance in cold temperatures. In addition, our TMF(TM) batteries are manufactured using inexpensive, readily available raw materials, which make them cost effective to build at high production volumes. Our TMF(TM) battery technology enhances many existing products that use batteries and enables many new applications that could not previously be powered by batteries. We are currently manufacturing 20,000 to 25,000 1 Ah (Ampere hour) cells per week. We anticipate increasing production as we continue to transition from a development stage company to commercial operations.

     We recently introduced our first commercial product, SECURESTART(TM), an easy-to-use, instant engine starter that utilizes our TMF(TM) battery technology, six of our 1 Ah cells and built-in cables to quickly jump start cars with "dead" batteries. Our SECURESTART(TM)instant engine starter is now available through Sears stores, Orchard Supply Hardware stores, and a number of catalogs, including the Sears Craftsman holiday catalog and the Nieman Marcus catalog. We recently launched our e-commerce website (www.securestartnow.com) to sell SECURESTART(TM) directly to consumers.

     Our high power density TMF(TM) batteries are designed to quickly and efficiently deliver large bursts of power. This contrasts with high energy density batteries, which are designed to provide low amounts of power over an extended period of time for applications such as laptop computers, cellular telephones and other electronic devices. We believe our TMF(TM) batteries are attractive for use in a variety of applications, including engine starting, power tools, standby power and industrial power quality maintenance.

MARKETS AND PRODUCTS

     We are developing products for engine starting applications in the automobile, motorsports and marine markets. There are two major categories of engine starting applications -- jump starting and primary starting.

     - JUMP STARTING. Our jump starting products are portable and are used to provide a quick engine start. SECURESTART(TM) is our first commercial jump starting product. SECURESTART(TM) is self-contained and does not require the use of separate jumper cables, additional batteries or another vehicle. SECURESTART(TM) weighs only five pounds, holds its charge for up to one year and can be recharged in as little as five minutes. We have shipped over 10,000 SECURESTART(TM) units on consignment, including an initial stocking shipment of several thousand units to Sears in September 1999. In mid-October, we received a follow-on consignment order for several thousand additional units from Sears. We are also currently developing jump starting products for the automobile professional and marine markets.

     - PRIMARY STARTING. We are designing primary starting batteries, both for use by OEMs in products they manufacture and for use in aftermarket applications. We plan to introduce several primary starting products for the automobile, motorsports and marine markets over the next several years.

      We granted JCI a limited exclusive royalty-bearing license with respect to the automotive primary starting market. JCI is a major supplier of batteries to the automobile industry. Recently, JCI announced plans to offer engine starting batteries, based upon our TMF(TM) technology, for dual-battery and 36-volt systems under development by major automotive manufacturers. We plan to introduce a line of automobile and truck primary starting batteries for both automotive manufacturers and the automotive aftermarket after JCI's exclusivity ends in July 2001.

     In addition to engine starting applications, we plan to address other applications by selling our batteries to OEM customers that possess application-specific expertise in areas such as standby power systems, portable generators and high power/pulse power portable tools. We are currently working with Coleman and Skil-Bosch, among others, to incorporate our TMF(TM) battery technology into some of their products.

STRATEGY

     Our objective is to become a major supplier of high power density rechargeable batteries and innovative battery-powered products. Our strategies for achieving this objective include the following:

     - DEVELOP PRODUCTS THAT EXPLOIT THE UNIQUE CAPABILITIES OF TMF(TM) BATTERIES. We intend to develop and market our own products, primarily in the engine starting market, where we believe our TMF(TM) battery technology is particularly well suited and there is a significant opportunity to redefine the product category. The first example of this is SECURESTART(TM), an easy-to-use, instant engine starter. We also plan to develop and introduce several products in the motorsports and marine markets over the next several years.

     - CREATE BRAND RECOGNITION FOR OUR TRADEMARKS, INCLUDING SECURESTART(TM) AND TMF(TM). We intend to promote the SECURESTART(TM)and TMF(TM) trademarks to help create awareness of the capabilities of our technology and permit premium pricing.

     - USING PRECISION PROCESS CONTROL AND ADVANCED ANALYTICAL TOOLS TO IMPROVE PERFORMANCE AND REDUCE COSTS. We are committed to improving process efficiency, enhancing product quality and performance, and reducing manufacturing costs through the use of advanced process controls and analytical tools. We use sophisticated process controls to capture multiple data points throughout the manufacturing process. We use this data to evaluate, control and improve the manufacturing process, optimize and improve product performance and reduce product cost.

     - PROTECTING AND ENHANCING OUR PROPRIETARY TECHNOLOGY BASE. We consider our product and process technology to be one of our most valuable assets. We believe our technology is applicable to a wide range of products. We intend to exploit this technology by developing new products to meet market needs. We intend to protect our technology base through our established program for intellectual property documentation and protection.

TMF(TM) TECHNOLOGY

     We believe that our TMF(TM) technology represents a significant advance over existing rechargeable battery technologies for applications that require high power in a small package. TMF(TM) rechargeable batteries employ a proprietary configuration of traditional lead acid electrochemistry -- the same electrochemistry that has been used in battery systems for over a century and that is currently used in batteries for cars and many electronic applications.

     We believe that the combination of the following characteristics of our TMF(TM) batteries offer advantages over other commercially available rechargeable batteries in a broad range of current and future applications:

     - HIGH POWER. TMF(TM) batteries are designed to quickly and efficiently deliver high bursts of power. This is important in existing applications such as high power/pulse power tools, standby power systems, industrial power quality maintenance and engine starting, and may enable new applications such as high performance hybrid electric vehicles.

     - COST EFFECTIVE. TMF(TM) batteries are manufactured using inexpensive, readily available raw materials. We believe our manufacturing process will be cost effective at high production volumes.

     - NO MEMORY EFFECT. TMF(TM) batteries do not suffer from the memory effect that reduces the capacity of nickel cadmium ("NiCd") batteries if they are discharged and recharged repeatedly.

     - SMALL SIZE. In high power applications, such as high power/pulse power tools, engine starting and standby power systems, TMF(TM) batteries can do the same amount of work as much larger, commercially available rechargeable batteries. Since the battery system typically accounts for a significant part of the physical volume and weight of products, we believe TMF(TM) technology can make products smaller and lighter.

     - FASTER RECHARGE. TMF(TM) batteries can be recharged rapidly, allowing them to be back to work quickly, thus increasing the "up time" of devices employing TMF(TM) batteries.

     - STABLE DISCHARGE VOLTAGE. In some applications, notably standby power, electronic circuits must be used to compensate for the voltage drop during discharge of other types of rechargeable batteries. TMF(TM) batteries have very stable voltage, even during high rate discharge, which provides more consistent performance and potentially reduces the need for voltage regulation.

     - COOL OPERATION. High power operation of other commercially available batteries typically generates significant heat, which must be accommodated in the design of products. The low impedance of TMF(TM) batteries greatly reduces the amount of heat generated by the battery, thus simplifying product design.

     - SUPERIOR COLD TEMPERATURE PERFORMANCE. All batteries lose capacity as the temperature drops. TMF(TM) batteries lose significantly less of their room temperature capacity at lower temperatures than do other commercially available batteries.

     - EXTREMELY RAPID RESPONSE. TMF(TM) batteries deliver energy much more rapidly than other commercially available batteries.

     - EASY TO RECYCLE. Environmental concerns have made recycling of batteries increasingly important. Unlike many existing and emerging battery technologies, TMF(TM) batteries are readily handled through the well developed recycling process which is currently used to recycle approximately 90 percent of the lead acid batteries in the United States.

     A variety of combinations of chemical and metallurgical materials can be used to form a rechargeable battery system. For example, rechargeable lead acid batteries that are used in automobiles include a negative and positive plate made of lead and lead oxide compounds and an electrolyte of sulfuric acid. A rechargeable NiCd battery incorporates a positive and negative plate made of nickel and cadmium compounds with a potassium hydroxide electrolyte. TMF(TM) batteries use the same components as traditional lead acid batteries. This provides a cost advantage over NiCd batteries because the raw materials for lead acid batteries are less expensive than those used in NiCd batteries.

     The primary structural innovations of our TMF(TM) batteries are an increased plate surface area within the battery, a short path through the active material between the negative and positive plates, and patented end cap connectors. As in a traditional lead acid battery, the TMF(TM) battery cell has a negative and positive plate. However, the TMF(TM) plates are unique because they are comprised of very thin lead foil substrates that are coated with a very thin, uniform layer of active material (lead oxide paste) (see Figure 1). The negative and positive plates of the TMF(TM) battery are interleaved with a fiberglass separator. In the spiral wound form factor of the TMF(TM) battery, the combination of the negative and positive plates and the fiberglass separator are wound so that the negative and positive plates are slightly offset at opposite ends of the cell. A connector is cast on to each end of the cell (see Figure 2). We designed our patented connector to cap the ends of the spiral wound TMF(TM) battery so that it is in continuous contact with the exposed edge of both the negative and positive plates. TMF(TM) technology can be implemented in spiral wound or prismatic (or flat) batteries. While we have built prototype prismatic TMF(TM) batteries, essentially all of our development work has been on spiral wound TMF(TM) batteries.

                        [BATTERY CELL AND CONNECTOR CAP]

                  FIGURE 1                                        FIGURE 2
 [A picture of one of our battery cells and     [A picture of the connector cap appears here]
  its component parts, including the positive
  plate, the negative plate and the separator
   appears here. The picture illustrates the
  slight offset of the negative and positive
     plates at opposite ends of the cell.]

     The use of thin lead foil substrates significantly increases the surface area of the lead, thus lowering the impedance of the cell and greatly increasing the rate at which the cell can be charged and discharged. In addition, the use of the thin lead foil substrates in combination with the fiberglass separator provides for a short path through the active material between the negative and positive plates, allowing for more rapid delivery of the current, increasing the responsiveness of the cell. The patented end cap provides a continuous, uniform and dispersed connection between the negative and positive plates and the device being powered. TMF(TM) batteries have been made in sizes ranging from 0.5-inch diameter (0.4 Ah) cells up to approximately 3-inch diameter (12 Ah) cells.

OTHER BATTERY TECHNOLOGIES

     Rechargeable battery systems utilize a number of different electrochemistries, the most common of which include lead acid, nickel cadmium, nickel metal hydride and lithium ion. The performance characteristics of battery systems are interdependent and all battery systems involve trade-offs between various performance characteristics, such as power density and energy density. For example, battery systems that are designed to maximize energy density may not have a good power density, and vice versa. Therefore, different electrochemistries have advantages in different applications.

     Although there have been significant advances in the design of rechargeable batteries over recent years, the primary focus of those efforts has been to increase energy density. Increases in energy density allow longer periods of use between recharges, but do not increase the sustained power that a battery system can deliver. For example, as shown in Figure 3, lithium-ion batteries have higher energy density (i.e., can store and deliver higher amounts of energy) than other battery electrochemistries in low power applications. By contrast, our TMF(TM) technology has been designed for high power density. Increases in power density allow more high power work to be done with a battery of a given size or weight. As Figure 3 indicates, we believe TMF(TM) batteries are capable of five to six times the power delivery of any other battery system. TMF(TM) batteries have the same advantage in power delivery as lithium-ion batteries have in energy delivery. In addition, TMF(TM) batteries deliver significantly more energy than other electrochemical systems when the energy is provided at high power rates. Certain products with short duty cycles, which require very high levels of power to operate, can be made portable by utilizing TMF(TM) batteries.

                                    FIGURE 3

                                    [CHART]

[A graphic appears here plotting the power density and energy density characteristics of existing battery systems. The graphic illustrates that Lead Acid batteries have power density ranging from approximately 40-400 W/kg and an energy density of approximately 40 to 15 Wh/kg; Nickel Cadmium batteries have a power density ranging from approximately 50-900 W/kg and an energy density of approximately 40 to 1 Wh/kg; Nickel Metal Hydride batteries have power density ranging from approximately 40-800 W/kg and an energy density of approximately 45 to 20 Wh/kg; Lithium Ion batteries have power density ranging from approximately 50-1500 W/kg and an energy density of approximately 90 to 1 Wh/kg; and; our TMF(TM) batteries have power density ranging from approximately 40-6000 W/kg and an energy density of approximately 30 to 5 Wh/kg. All battery systems except TMF(TM) exhibit rapidly declining energy density with increasing power density.]

     TRADITIONAL LEAD ACID. Traditional lead acid batteries have been in commercial production for over a century. Traditional lead acid batteries come in two types: flooded and valve regulated. Flooded lead acid batteries are typically used as automobile batteries or for large standby power systems. These batteries use a liquid electrolyte and must be stored and used upright. Valve regulated lead acid batteries are used in security, medical and electronics applications, and they can be used in any position. Lead acid batteries are generally the least expensive of any battery system, provide moderate energy and power density and have a nominal voltage of two volts per cell.

     NICKEL CADMIUM. NiCd batteries were first introduced in the 1960s and have enabled a wide range of portable products, including electronics and portable power tools. NiCd batteries cost more to produce than lead acid batteries, in part because of the high cost of nickel and cadmium. While they deliver good energy density and moderately good power density, NiCd batteries have relatively low cell voltage (1.2 volts) and lose capacity if they are repeatedly partially discharged and then recharged (this is referred to as the memory effect). In addition, there are growing environmental concerns regarding NiCd batteries, including the potential for harmful release of highly toxic cadmium.

     NICKEL METAL HYDRIDE. Nickel metal hydride ("NiMH") batteries, first introduced in the mid-1980s, provide significantly higher energy density than NiCd batteries. NiMH batteries are typically used in applications that require low to moderate power output and long run times, such as camcorders and laptop computers. NiMH batteries are more expensive than NiCd batteries and generally less suitable for high power applications such as power tools.

     LITHIUM. Both lithium ion batteries, which are now available commercially, and lithium polymer batteries, which are becoming commercially available, can provide substantially greater energy density than other available battery systems for low rate applications, such as laptop computers. Existing lithium systems, however, have low sustained power density and are generally unsuitable for applications that require high power output. In addition, they are significantly more expensive than other commercial batteries, require relatively complex monitoring and charging circuitry and raise safety issues due to the volatility of lithium metal.

STRATEGIC RELATIONSHIPS

     We use strategic relationships from time to time as a means of accessing funding, R&D, marketing and other resources, and to develop specific markets. For example, we have a license relationship with JCI relating to the commercialization of TMF(TM) batteries.

     In June 1995, we established the Joint Venture with JCI to develop high-volume manufacturing technology for TMF(TM) batteries, manufacture TMF(TM) batteries for sale by both JCI and ourselves, and pursue hybrid electric vehicle battery development opportunities for TMF(TM) batteries. In 1997, having substantially completed the primary objective of developing the high-volume manufacturing technology, the Joint Venture was terminated and we entered into a new relationship with JCI. Under the new relationship, JCI and we are separately developing TMF(TM) battery-manufacturing facilities.

     We granted royalty-bearing licenses to JCI, certain of which are subject to minimum royalties and minimum performance criteria. These licenses give JCI the sole and exclusive right to sell TMF(TM) batteries for use as primary engine starting batteries in automobiles and trucks until July 2001. We have also entered into a cross supply agreement with JCI pursuant to which each of us has committed to supply the other with minimum quantities of TMF(TM) battery products for several years.

MANUFACTURING

     We completed commercial qualification of our first production line for 1 Ah cells during 1998. The production line is operating 12 hours per day, 7 days per week. We intend to have the production line operating 24 hours per day, 7 days per week by the end of the first half of 2000. We are currently producing approximately 20,000 to 25,000 1 Ah cells per week and intend to continuously enhance our manufacturing equipment, processes and capability.

     A flowchart of the manufacturing process for the spiral wound TMF(TM) battery is shown below.

                                 TMF flowchart

     The manufacturing process starts with the application of active material (lead oxide paste) to very thin lead foil to form the positive and negative plates of the cell. The plates, separated by a thin fiberglass separator, are wound together using a process similar to that used to wind capacitors. Each end of the wound cell is immersed in molten lead, which forms the positive and negative end connectors of the cell. The cell is assembled into a plastic case and filled with liquid electrolyte. The cell undergoes a process known as "formation," whereby a proprietary sequence of charges, discharges, and rests are used to electrochemically make the negative and positive plates functional. The completed cell is tested to verify that it meets our specifications.

     We use sophisticated process controls to capture multiple data points throughout the manufacturing process which we use to evaluate, control and improve the manufacturing process, to optimize and improve product performance, and to reduce product cost. In addition, we employ an extensive validation program that measures performance criteria critical to customer applications. Certain elements of the manufacturing process are proprietary, and we own the designs to certain equipment used in the process.

     The principal raw materials used to produce TMF(TM) batteries are lead foil and lead oxide. While these materials are available from multiple sources, the TMF(TM) manufacturing process requires levels of consistency and purity in excess of those required for many other applications. We have developed a vendor qualification and partnering program and an incoming material inspection system to evaluate the quality of raw materials.

MARKETING AND SALES

     Currently, we are focused on maximizing sales of our SECURESTART(TM) line of instant engine starters. We intend to market SECURESTART(TM) products through automotive and marine specialty stores, catalog and specialty retailers, and major retail stores. In addition, we intend that SECURESTART(TM) will be available directly from us through our e-commerce website and through television shopping networks. We are marketing SECURESTART(TM) directly and through five independent sales representatives.

     We have a direct sales team that services our OEM customers and value-added distributors ("VADs"). We have signed exclusive distribution agreements with three VADs, granting them territories that cover the United States and Europe. We believe our VADs will provide services such as cell testing, matching and pack assembly, assembly of the battery pack into a custom housing, packaging with a charger for OEM battery users, and marketing and distribution of our products. Our VAD agreements are subject to minimum performance criteria and standard termination provisions. Our VADs may sell competitive products. In each of our VAD agreements, we have reserved the right to deal with any OEM directly and currently intend to service larger OEMs through our direct sales force, rather than through our VADs.

     We are developing a nationwide advertising and public relations campaign. As part of this effort, we contacted more than 50 consumer and trade publications, providing information about SECURESTART(TM) and our TMF(TM) technology. We intend to expand this effort to include television and radio advertising.

RESEARCH AND DEVELOPMENT

     We have invested a significant amount of time and capital to develop our TMF(TM) technology and the associated manufacturing processes. In addition, through the use of sophisticated process controls, we have collected large amounts of data regarding the characteristics and performance of our TMF(TM) batteries. We have utilized this information to substantially refine our TMF(TM) battery technology and manufacturing process. Based on our experience, we believe it would take a significant amount of time, in addition to a substantial capital investment, to develop a competing battery technology.

     We continue to direct our primary R&D efforts toward improving the 1 Ah cell and our manufacturing processes. In addition, we have developed and tested prototypes of various form factors, including larger and smaller spiral wound cells and very thin ( 1/16-inch) prismatic batteries. While we believe that each of these products may have market opportunities, there can be no assurance that any of these prototypes will result in a commercial product.

PATENTS, TRADE SECRETS AND TRADEMARKS

     We hold 7 issued United States patents that expire beginning in 2008 and ending in 2019. Our issued patents cover a number of inventions including thin non-perforated plates used in lead acid batteries and an end connector for establishing electrical continuity between thin plates and a battery terminal. We also have 21 issued foreign patents. In addition, we have 10 pending patents in the United States, as well as 13 pending foreign patents.

     We have registered our BOLDER(TM), TMF(TM), and SECURESTART(TM) trademarks on the principal federal trademark register.

     In addition to patent and trademark protection, we rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of the TMF(TM) manufacturing process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. Although we believe that our issued and pending patents and additional intellectual property rights provide significant protection for our proprietary designs and processes, there can be no assurance that these measures will be successful.

LEGAL PROCEEDINGS

     From time to time we are subject to legal proceedings arising out of our operations. In September 1999 Century Mfg. Co., a subsidiary of Pentair, Inc., filed a complaint against us in the United States District court for the District of Minnesota. Century, which manufactures a line of portable power and jump starting products, alleges among other things that we misappropriated Century's trade secrets and breached a confidentiality agreement in producing and manufacturing SECURESTART(TM). The complaint seeks injunctive relief and unspecified damages. We believe Century's claims are without merit and intend to defend against them vigorously. See "Risk Factors -- We are now, and may in the future be, subject to claims alleging intellectual property infringement."

COMPETITION

     Competition in the battery and instant engine starting industries is, and is expected to remain, intense. The competitors range from development stage companies to major domestic and international companies.

     Many of our competitors have significant financial resources, established market positions, longstanding relationships with OEMs and other customers, and significantly greater name recognition, technical, marketing, sales, manufacturing, distribution and other resources than we do. No assurance can be given that we will be able to compete successfully with those companies, including with JCI in the markets where JCI has a license from us, or with other competitors.

     The market for engine jumpstarting devices has traditionally been targeted at garages, tow truck operators and other professional users. Our primary competitors in this market are Prestone Products Corporation (a subsidiary of AlliedSignal Corporation), Century Mfg. Co. and K&K Jump Start/ Chargers, Inc.

     Prestone Products Corporation, Century Mfg. Co. and others are marketing portable jump starters for automotive, marine and other applications which are comparably priced to SECURESTART(TM) and offer a variety of features. Some of these products, with a power inverter, can also power computers and other small appliances. While we believe SECURESTART(TM) is superior to these other products in several respects, including its significantly lighter weight, much faster recharging and ability to hold its charge for a substantially longer period, no assurance can be given that we will market SECURESTART(TM)successfully against the products of these other companies.

     In applications such as portable tools and appliances and certain electronic and medical products, our primary competitors are suppliers of NiCd batteries, including:

     - SANYO Energy (USA) Corporation;

     - Panasonic Industrial Company, a division of Matsushita Electric Corporation of America;

     - Energizer Power Systems, a division of Eveready Battery Company; and

     - SAFT America, Inc.

     In applications such as car starting, standby power and certain medical and electronics applications, our primary competitors are suppliers of lead acid batteries:

     - Suppliers of automotive batteries include JCI (which has a license to use our TMF(TM) technology), Exide Corporation, GNB Inc. and Delphi Automotive Systems Corporation, formerly a division of General Motors Corporation; and

     - Suppliers of small lead acid batteries used in non-automotive applications include Yuasa Exide, Inc., Exide Corporation, Matsushita Electric Corporation of America, Hawker Energy Products, Inc., CSB Battery of America Corp. and GS Battery USA, Inc., a division of Japan Storage Battery Co., Limited.

SAFETY AND ENVIRONMENTAL ISSUES

     Our operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. As a result, we are required to maintain our research and manufacturing operations in compliance with United States federal, state and local standards that govern the storage, use and disposal of various chemicals used in and waste materials produced by the manufacture of our TMF(TM) batteries. Our new manufacturing facility includes an enclosed area specifically for the mixing of lead oxide paste, the pasting of the lead foil and the winding of the cells. Employees operating in these areas are instructed in the use of safety equipment such as gloves, protective clothing and respirators and are required under OSHA guidelines to submit to blood monitoring tests on a periodic basis. The supervision and analysis of these tests are undertaken by an outside, independent agency and the results thereof are communicated to our employees.

     Our activities are also subject to federal, state and local environmental and safety laws and regulations, including but not limited to regulations issued and laws enforced by the Colorado Labor and Employment Department, the United States Department of Transportation, the United States Department of Commerce, the United States Environmental Protection Agency, the United States Department of Labor and state and county health and safety agencies. United States and foreign agencies are considering more stringent regulation of the disposal of all rechargeable batteries. There can be no assurance that we will be able to operate in conformity with such laws and regulations, or that changes in such laws or regulations will not require us to incur substantial capital or operating costs to achieve and maintain compliance. Any failure by us to adequately control the discharge of our hazardous materials and wastes could also subject us to future liabilities, which could be significant.

     Lead acid batteries, including our TMF(TM) battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, our batteries incorporate a Bunsen pressure relief valve that, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which when mixed with air, can cause explosions. In addition, under these conditions, toxic gases and/or sulfuric acid spray may be released. Sulfuric acid can cause burns. While we maintain product liability insurance in amounts which we believe are reasonable given the associated risks, there is no assurance that such insurance will be adequate to cover any potential liability relating to one or more claims of product liability. We have tested our batteries under a variety of conditions and plans to continue to test our products for safety.

HUMAN RESOURCES

     As of October 1, 1999, we had 176 full-time equivalent employees. Of the total, 19 employees were engaged in product research and development, 128 in operations, and 29 in general and administrative and marketing functions. Our success will depend in large part on our ability to attract and retain skilled and experienced employees. None of our employees are covered by a collective bargaining agreement, and we consider our relations with our employees to be satisfactory.

PROPERTIES

     We are located in a 127,000 square foot leased facility in Golden, Colorado (approximately 15 miles northwest of Denver) that was built-to-suit in 1997. We have an eleven-year lease for the facility with two five-year renewal options. This facility includes all of our offices and laboratories as well as our first high-volume production line. The facility is designed to accommodate multiple high-volume production lines and two research and development lines.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

NAME                                      AGE          POSITION WITH THE COMPANY
----                                      ---          -------------------------
Roger F. Warren.........................  57    Chief Executive Officer, President and
                                                Director
Daniel S. Lankford......................  53    Chairman of the Board of Directors
Joseph F. Fojtasek......................  58    Chief Financial Officer, Vice
                                                President -- Finance and Administration,
                                                Secretary and Treasurer
Arthur S. Homa, Ph.D....................  44    Senior Vice President -- Technology and
                                                Manufacturing
Sandra D. Schreiber.....................  50    Senior Vice President -- Systems and
                                                Supply Chain
Daniel A. Schwob........................  48    Senior Vice President -- Marketing and
                                                Sales
Donovan B. Hicks........................  61    Director
David L. Riegel(1)......................  61    Director
Wilmer R. Bottoms, Ph.D.(1)(2)..........  56    Director
William D. Connor.......................  68    Director
Carl S. Stutts(1)(2)....................  52    Director

---------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Roger F. Warren has served as Chief Executive Officer and President of the Company since October 4, 1999 and was appointed a director in July 1998. Prior to joining the Company, Mr. Warren served as the President of the International Micropower Division and a director of Rayovac Corporation, a battery manufacturer, since 1985. From 1977 to 1984, Mr. Warren served as Vice President and General Manager of the International and United States Grocery Divisions of Swift & Co., a multibillion-dollar manufacturer and distributor of food products. Mr. Warren received a B.S. from the University of Hull in the United Kingdom.

     Daniel S. Lankford has served as Chairman of the Board of Directors since October 1996. From July 1994 through October 1999, Mr. Lankford served as Chief Executive Officer and President of the Company. Prior to joining the Company, Mr. Lankford was Chief Executive Officer of Lucent Microelectronics -- Europe from December 1989 to July 1994. Prior thereto, Mr. Lankford served as Vice President of Marketing for Lucent's worldwide microelectronics unit. He received his M.S. as a Sloan Fellow from Stanford University and his B.S. from Johns Hopkins University.

     Joseph F. Fojtasek has served as the Company's Chief Financial Officer, Vice President, Finance and Administration, Secretary and Treasurer since February 1996. From April 1992 to February 1996, Mr. Fojtasek served as Vice President and Chief Financial Officer of CoCensys, Inc., a biopharmaceutical company. In 1990 and 1991, Mr. Fojtasek provided financial consulting services, in some cases acting as Chief Financial Officer, to various early stage technology companies. He received his M.B.A. and B.S. from the University of Texas.

     Arthur S. Homa, Ph.D. has served as the Company's Senior Vice President, Technology and Manufacturing, since September 1998 and as its Vice President, Technology, from December 1997 to September 1998. From 1992 to 1997, Dr. Homa was Vice President, Technology for Rayovac Corporation, a battery manufacturer. From 1988 to 1992, Dr. Homa was Research and Development Manager for ELTECH Systems Corporation, a company specializing in electrochemical production technology. From 1981 to 1988, Dr. Homa was employed by General Electric in various research positions. Dr. Homa received his Ph.D. in Electrochemistry from Case Western Reserve University and his B.A. in Chemistry and Physics from Franklin & Marshall College.

     Sandra D. Schreiber has served as the Company's Senior Vice President, Systems and Supply Chain, since September 1998. Ms. Schreiber served as the Company's Senior Vice President, Operations, from August 1995 to September 1998, as its Vice President, Operations, from February 1995 to August 1995, and as its Vice President, Quality, from March 1994 to February 1995. Prior to joining the Company in August 1993, Ms. Schreiber was Vice President, Technical Operations at Ivion Corporation, a manufacturer of infusion pumps. Ms. Schreiber received her B.S. from Montana State University.

     Daniel A. Schwob has served as the Company's Senior Vice President, Marketing and Sales since October 1998. Prior to joining the Company, Mr. Schwob founded Semipower Systems, Inc., an industrial drives company, and served as its Chief Executive Officer from 1992 to 1997 and as its Chairman of the Board from January 1998 to October 1998. Previously, Mr. Schwob held sales and marketing management positions, primarily in the semiconductor industry, with General Electric, Advanced Micro Devices and IXYS Corporation. Mr. Schwob received a B.S. from Ohio University.

     Donovan B. Hicks has served as a director of the Company since 1997. Mr. Hicks is the founder and managing partner of Cygnus Enterprise Development L.L.C., a company that assists in the development of emerging companies. Previously, Mr. Hicks was employed by Ball Corporation and served as President and Chief Executive Officer of its subsidiary, Ball Aerospace and Technologies Corp., from August 1995 until his retirement in December 1996, and as Vice President of its Aerospace and Communications Group from 1988 to August 1995. Mr. Hicks received a B.S. from Colorado State University.

     David L. Riegel has served as a director of the Company since 1992. From May 1992 to October 1992, Mr. Riegel served as the Chief Executive Officer of the Company. Mr. Riegel was the Executive Vice President and Chief Operating Officer of Exabyte Corporation, a data storage company, from December 1994 until his retirement in September 1997. From July 1993 to December 1994, Mr. Riegel was Senior Vice President of Operations at Exabyte. From November 1992 to July 1993, he was Senior Vice President of 8mm Operations at Exabyte. From July 1990 until November 1992, Mr. Riegel served as President and Chief Executive Officer of PrairieTek Corp., a disk drive manufacturer. Mr. Riegel received a B.S. from Purdue University.

     Wilmer R. Bottoms, Ph.D., has served as a director of the Company since 1993. From July 1996 until his retirement in December 1998, Dr. Bottoms served as Chairman of the Board and Chief Executive Officer of Credence Systems Corporation, a manufacturer of semiconductor test equipment. From 1984 to July 1996, Dr. Bottoms was a Senior Vice President of Patricof & Co. Ventures, Inc., a venture capital firm. Dr. Bottoms received a Ph.D. from Tulane University and a B.S. from Huntington College.

     William D. Connor has served as a director of the Company since 1997. In March 1996, Dr. Connor founded and currently serves as President of Vista2000, Inc., a firm specializing in general and international management consulting for high technology and electronics companies. Prior to forming Vista2000, Inc., Dr. Connor held a variety of positions at Motorola, Inc., most recently as Corporate Vice President and Director of the Information Technology, General Systems sector. Dr. Connor received a D.B.A. and an M.B.A. from the University of Southern California and a B.B.A. from the University of Miami.

     Carl S. Stutts has served as a director of the Company since 1992. Mr. Stutts has served as Vice President of Finance and Corporate Development of Texas Petrochemicals Corp. since April 1998. From 1988 to April 1998, Mr. Stutts was a general partner of Columbine Venture Management II, the general partner of Columbine Venture Fund II, L.P., a venture capital fund. Mr. Stutts received an M.B.A. from the University of Houston and a B.S. from North Carolina State University.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock outstanding as of September 30, 1999.

                                                         BENEFICIAL OWNERSHIP OF COMMON STOCK(1)
                                                  ------------------------------------------------------
                                                                     PERCENT OF TOTAL   PERCENT OF TOTAL
BENEFICIAL OWNER                                  NUMBER OF SHARES   BEFORE OFFERING     AFTER OFFERING
----------------                                  ----------------   ----------------   ----------------
Funds managed by Patricof & Co. Ventures,
Inc.(2).........................................    1,991,126              16.7%              14.1%
  445 Park Avenue
  New York, NY 10022
Columbine Venture Fund II, L.P..................    1,677,767              14.1%              11.9%
  5460 South Quebec Street
  Suite 270
  Englewood, CO 80111
The TCW Group, Inc.(3)..........................      905,700               7.6%               6.4%
  865 South Figueroa Street
  Los Angeles, CA 90017
Johnson Controls Battery Group, Inc. ...........      558,666              4.70%              3.96%
  5757 North Green Bay Ave
  Milwaukee, WI 53209
Woodland Partners LLC...........................      548,700(4)           4.61%              3.89%
  60 South Sixth Street
  Suite 3750
  Minneapolis, MN 55402
Heartland Advisors, Inc. .......................      283,333(5)           2.38%              2.01%
  790 North Milwaukee Street
  Milwaukee, WI 53202
Goldman Sachs & Co. ............................      200,000               1.7%               1.4%
  10 Hanover Square
  12th Floor
  New York, NY 10005
Roger F. Warren(6)..............................      166,498               1.4%               1.2%
Daniel S. Lankford(7)...........................      405,716               3.3%               2.8%
Joseph F. Fojtasek(8)...........................       99,307                 *                  *
Arthur S. Homa(9)...............................       26,276                 *                  *
Sandra D. Schreiber(10).........................      114,999                 *                  *
Daniel A. Schwob(9).............................       10,000                 *                  *
Wilmer R. Bottoms, Ph.D.(9).....................        6,999                 *                  *
William D. Connor(11)...........................       14,305                 *                  *
Donovan B. Hicks(11)............................        5,305                 *                  *
David L. Riegel(12).............................       89,560                 *                  *
Carl S. Stutts(9)...............................        6,999                 *                  *
All executive officers and directors as a group
  (11 persons)(13)..............................      945,964               7.6%               6.5%

---------------

  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon conversion of Series A Preferred Stock and shares of Common Stock subject to options exercisable within 60 days of September 30, 1999 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,895,360 shares of Common Stock and 336,200 shares of Series A Preferred Stock outstanding on September 30, 1999 and 14,095,360 shares of common stock outstanding after this offering.

 (2) Consists of 1,389,811 shares held by APA Excelsior III, L.P., 529,638 shares held by Coutts & Co. (Jersey) Ltd., Custodian for APA Excelsior III/Offshore, L.P. and 71,677 shares held by CIN Venture Nominees Limited.

 (3) Held by various investment-manager subsidiaries of The TCW Group, Inc. on behalf of clients of such subsidiaries. Such shares also may be deemed to be beneficially owned by Robert Day, who may be deemed to control The TCW Group, Inc. The TCW Group, Inc. and Mr. Day disclaims beneficial ownership of such shares.

 (4) Includes 460,600 shares as to which Woodland Partners LLC has sole voting power and 88,100 shares as to which Woodland Partners LLC has shared voting power.

 (5) Consists solely of shares issuable upon conversion of Series A Preferred Stock.

 (6) Includes 164,498 shares subject to stock options.

 (7) Includes 253,058 shares subject to stock options.

 (8) Includes 94,166 shares subject to stock options.

 (9) Consists solely of shares subject to stock options.

(10) Includes 98,247 shares subject to stock options.

(11) Includes 2,000 shares subject to stock options.

(12) Includes 33,829 shares subject to stock options.

(13) Includes 541,907 shares subject to stock options.

                                  UNDERWRITING

     The underwriters named below, represented by First Security Van Kasper, have severally agreed, subject to the terms and conditions in the underwriting agreement, by and among us and the underwriters, to purchase from us the number of shares of common stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent.

     THE UNDERWRITERS ARE COMMITTED TO PURCHASE ALL OF THE SHARES OF COMMON STOCK, IF THEY PURCHASE ANY.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
First Security Van Kasper...................................

                                                              ---------
          Total.............................................  2,200,000
                                                              =========

     The underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus supplement. The underwriters may allow selected
dealers a concession of not more than $     per share; and the underwriters may
allow, and such dealers may reallow, a concession of not more than $     per
share to certain other dealers. After the offering, this offering price and other selling terms may be changed by the underwriters, but these terms will not be changed prior to completion of the offering. The common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     We have granted the underwriters an over-allotment option, exercisable up to 45 days from the date of this prospectus supplement, to purchase up to a maximum of 330,000 additional shares of common stock to cover over-allotments made in connection with this offering, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise this over-allotment option, each of the underwriters will be committed, subject to conditions similar to those described above, to purchase additional shares in approximately the same proportion as set forth in the above table.

     The following table summarizes the compensation to be paid by us to the underwriters.

                                                                                   TOTAL
                                                                      -------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discounts and commissions..................   $             $                $

     We have agreed to issue to First Security Van Kasper warrants to purchase a number of shares of our common stock equal to 3 percent of the shares sold by us in this offering (excluding shares subject to the underwriters over-allotment option) at an exercise price equal to the public offering price. The warrants will be exercisable beginning one year after the completion of the offering and will be exercisable for the four years thereafter. We have also agreed to grant First Security Van Kasper certain registration rights with respect to the common stock issuable upon the exercise of the warrants, including one demand registration.

     The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933 or will contribute to payments the underwriters may be required to make in respect thereof.

     Our officers and directors have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not, offer, sell, or otherwise dispose of any common stock owned by them without the prior written consent of First Security Van Kasper. They need not obtain consent, however, for bona fide gifts or transfers of common stock to immediate family members or to a trust for their benefit or the benefit of an immediate family members. We have also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities for a period of 90 days after the effective date of this prospectus supplement without the prior written consent of First Security Van Kasper, except that no consent is required with respect to securities we issue in connection with acquisitions and for grants and exercises of stock options, upon exercise of warrants or convertible securities and under our existing employee compensation plans. In evaluating any request for a waiver of the 90-day lock-up period, First Security Van Kasper will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for our common stock, the number of shares subject to the request and, with respect to any request that we may make to issue additional equity securities, the purpose of an issuance.

     In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Regulation M under the Securities and Exchange Act of 1934, pursuant to which these persons may bid for or purchase our common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with this offering than they are committed to purchase from us and, in that case, may purchase common stock in the open market following completion of this offering to cover all or a portion of a short position. The underwriters also may cover all or a portion of a short position by exercising the underwriters' over-allotment option referred to above. In addition, First Security Van Kasper on behalf of the underwriters may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the other underwriters, the selling concession with respect to common stock that is distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if undertaken, may be discontinued at any time.

     In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Regulation M, during the business day prior to the pricing of the offering and before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market makers' bid, however, its bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP for us and Gibson, Dunn & Crutcher LLP for the underwriters. Gibson, Dunn & Crutcher LLP represents us with respect to intellectual property matters.

                                    EXPERTS

     The financial statements of BOLDER Technologies Corporation included in this prospectus supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        BOLDER TECHNOLOGIES CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Balance Sheets as of June 30, 1999 (unaudited) and December
  31, 1998 and 1997.........................................   F-3
Statements of Operations for the six months ended June 30,
  1999 and 1998 (unaudited) and for the three years ended
  December 31, 1998, 1997, and 1996;
  and the period from inception (March 22, 1991) to June 30,
  1999 (unaudited)..........................................   F-4
Statements of Stockholders' Equity (Deficit) from inception
  (March 22, 1991)
  to December 31, 1998......................................   F-5
Statements of Cash Flows for the six months ended June 30,
  1999 and 1998 (unaudited) and for the three years ended
  December 31, 1998, 1997, and 1996;
  and the period from inception (March 22, 1991) to June 30,
  1999 (unaudited)..........................................  F-10
Notes to Financial Statements...............................  F-11

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BOLDER Technologies Corporation:

     We have audited the accompanying balance sheets of BOLDER Technologies Corporation (a Delaware corporation in the development stage) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each year in the three-year period ended December 31, 1998, and for the period from inception (March 22, 1991) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BOLDER Technologies Corporation (a development stage company) as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each year in the three-year period ended December 31, 1998, and for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
February 3, 1999.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                   DECEMBER 31,
                                                               JUNE 30,     ---------------------------
                                                                 1999           1998           1997
                                                              -----------   ------------   ------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $2,608,474    $    962,453   $  5,414,330
  Available-for-sale securities.............................   7,023,941      10,157,281     14,980,447
  Inventory.................................................     286,985         129,887        162,828
  Trade accounts receivable.................................      90,032          46,151         78,453
  Prepaid expenses..........................................     167,981         109,040        121,656
                                                              -----------   ------------   ------------
        Total current assets................................  10,177,413      11,404,812     20,757,714
                                                              -----------   ------------   ------------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment.........................  17,341,968      16,916,057      2,893,378
  Leasehold improvements....................................   5,309,293       5,303,058      5,206,887
  Construction in progress..................................   1,978,438         908,840     13,403,336
                                                              -----------   ------------   ------------
                                                              24,629,699      23,127,955     21,503,601
  Less -- Accumulated depreciation and amortization.........  (2,931,454)     (2,312,955)    (1,230,669)
                                                              -----------   ------------   ------------
    Property and equipment, net.............................  21,698,245      20,815,000     20,272,932
PATENTS, net of accumulated amortization of $81,396, $61,041 and $33,477 at June 30, 1999, December 31, 1998 and 1997,
  respectively..............................................     423,913         335,113        207,770
OTHER ASSETS................................................      56,886          36,822         37,173
                                                              -----------   ------------   ------------
        Total assets........................................  $32,356,457   $ 32,591,747   $ 41,275,589
                                                              ===========   ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $  712,860    $    384,256   $  1,061,897
  Construction in progress payables.........................          --              --        746,259
  Accrued compensation and other accrued liabilities (Note
    8)......................................................   1,458,744       1,403,108        953,791
  Deferred revenue (Note 5).................................      35,000          35,000      1,821,924
  Current portion of notes payable (Note 6).................   1,774,419       1,521,842      1,157,238
                                                              -----------   ------------   ------------
        Total current liabilities...........................   3,981,023       3,344,206      5,741,109
                                                              -----------   ------------   ------------
LONG-TERM LIABILITIES:
  Notes payable (Note 6)....................................   7,901,491       8,859,203      5,247,665
                                                              -----------   ------------   ------------
        Total long-term liabilities.........................   7,901,491       8,859,203      5,247,665
                                                              -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
STOCKHOLDERS' EQUITY:
  Convertible, redeemable preferred stock, $0.001 par value,
    5,000,000 shares authorized; 336,200 issued and
    outstanding at June 30, 1999, December 31, 1998 and
    1997, with a liquidation and redemption value of
    $16,810,000 (including $0, $0 and $352,320 of accrued
    dividends at June 30, 1999, December 31, 1998 and 1997,
    respectively)...........................................  16,106,401      15,998,863     16,205,046
  Common stock, $.001 par value, 25,000,000 shares
    authorized; 11,123,340, 9,713,376 and 9,498,440 issued
    at June 30, 1999, December 31, 1998 and 1997,
    respectively............................................      11,123           9,713          9,498
  Treasury stock, $.001 par common stock, 33,333 shares at
    December 31, 1998 and 1997..............................     (50,000)        (50,000)       (50,000)
  Additional paid-in capital................................  44,193,152      36,773,529     36,522,069
  Deficit accumulated during the development stage..........  (39,786,733)   (32,343,767)   (22,399,798)
                                                              -----------   ------------   ------------
        Total stockholders' equity..........................  20,473,943      20,388,338     30,286,815
                                                              -----------   ------------   ------------
        Total liabilities and stockholders' equity..........  $32,356,457   $ 32,591,747   $ 41,275,589
                                                              ===========   ============   ============

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                                     FOR THE
                                                                                                                   PERIOD FROM
                                              SIX MONTHS ENDED                                                      INCEPTION
                                                  JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,        (MARCH 22, 1991)
                                         --------------------------   ----------------------------------------          TO
                                             1999          1998           1998          1997          1996        JUNE 30, 1999
                                         ------------   -----------   ------------   -----------   -----------   ----------------
                                                (UNAUDITED)                                                        (UNAUDITED)
REVENUES (Note 10):
  Product sales........................  $     70,682   $    32,081   $     49,264   $    84,716   $    35,580     $    388,627
  Research and development services....        99,325     1,080,945      2,410,605     2,466,377       440,324        5,416,631
                                         ------------   -----------   ------------   -----------   -----------     ------------
        Total revenues.................       170,007     1,113,026      2,459,869     2,551,093       475,904        5,805,258
                                         ------------   -----------   ------------   -----------   -----------     ------------
COST OF REVENUES.......................       195,139       203,526        332,919       707,606       171,486        1,477,751
                                         ------------   -----------   ------------   -----------   -----------     ------------
                                              (25,132)      909,500      2,126,950     1,843,487       304,418        4,327,507
                                         ------------   -----------   ------------   -----------   -----------     ------------
OPERATING EXPENSES:
  Research and development.............     4,318,573     3,612,391      7,677,787     7,092,534     2,863,552       28,466,094
  General and administrative...........     1,695,658     1,681,700      3,286,783     3,348,061     2,132,565       13,436,680
  Selling and marketing................       933,277       208,021        665,573       357,716       212,960        2,333,297
                                         ------------   -----------   ------------   -----------   -----------     ------------
        Total operating expenses.......     6,947,508     5,502,112     11,630,143    10,798,311     5,209,077       44,236,071
                                         ------------   -----------   ------------   -----------   -----------     ------------
LOSS FROM OPERATIONS...................    (6,972,640)   (4,592,612)    (9,503,193)   (8,954,824)   (4,904,659)     (39,908,564)
OTHER INCOME (EXPENSE):
  Interest income......................       209,428       506,785        905,735       839,025       798,846        2,968,301
  Interest expense (including $0, $0,
    $0, $0, $51,737, and $139,825 in
    the six months ended June 30, 1999
    and 1998, and 1998, 1997, 1996 and
    from inception, respectively, to
    related parties)...................      (679,754)     (613,522)    (1,346,511)     (633,625)      (54,277)      (2,846,470)
                                         ------------   -----------   ------------   -----------   -----------     ------------
NET LOSS...............................    (7,442,966)   (4,699,349)    (9,943,969)   (8,749,424)   (4,160,090)     (39,786,733)
                                         ------------   -----------   ------------   -----------   -----------     ------------
  Dividends on preferred stock.........      (756,450)     (755,414)    (1,512,900)     (352,320)           --       (2,621,670)
  Accretion of preferred stock offering
    costs..............................      (107,538)     (106,679)      (214,217)      (50,000)           --         (371,755)
                                         ------------   -----------   ------------   -----------   -----------     ------------
NET LOSS ALLOCABLE TO COMMON
  STOCKHOLDERS.........................  $ (8,306,954)  $(5,561,442)  $(11,671,086)  $(9,151,744)  $(4,160,090)    $(42,780,158)
                                         ============   ===========   ============   ===========   ===========     ============
  Basic and diluted net loss per share
    (Note 2)...........................  $      (0.83)  $     (0.58)  $      (1.22)  $     (0.97)  $     (0.64)
                                         ============   ===========   ============   ===========   ===========
  Shares used in computing basic and
    diluted net loss per share (Note
    2).................................    10,016,418     9,522,116      9,560,660     9,446,930     6,465,281
                                         ============   ===========   ============   ===========   ===========
  Unaudited, pro forma basic net loss
    per share (Note 2).................                                                            $     (0.49)
                                                                                                   ===========
  Shares used in computing unaudited,
    pro forma basic net loss per share
    (Note 2)...........................                                                              8,437,817
                                                                                                   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1998

                                                                                STOCKHOLDERS' DEFICIT
                                            MANDATORILY          ----------------------------------------------------
                                            REDEEMABLE
                                            CONVERTIBLE                                  OPTIONS AND
                                          PREFERRED STOCK           COMMON STOCK          WARRANTS        ADDITIONAL
                                     -------------------------   ------------------   -----------------     PAID-IN
                                       SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, INCEPTION (March 22,
1991)..............................          --   $         --          --   $  --          --   $  --    $        --
 Issuance of common stock to an
   officer for contributed research
   and development, stated at
   historical carrying value of $0,
   recorded at par, in March
   1991............................          --             --     550,000     550          --      --          2,450
 Issuance of common stock to an
   officer for cash ($0.0165 per
   share), recorded at estimated
   fair market value ($0.15 per
   share), in March 1991...........          --             --       9,167       9          --      --          1,366
 Issuance of common stock for cash
   ($0.36 per share), net of
   offering costs of $7,650, in
   April 1991......................          --             --     137,500     138          --      --         42,212
 Issuance of common stock to
   lessor, recorded at estimated
   fair market value ($0.15 per
   share), in May 1991.............          --             --       8,937       9          --      --          1,332
 Issuance of Series A preferred
   stock for cash ($0.927 per
   share), net of offering costs of
   $31,100, in June, August and
   November 1991...................     337,550        313,000          --      --          --      --        (31,100)
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1991........     337,550   $    313,000     705,604   $ 706          --   $  --    $    16,260
                                     ==========   ============   =========   ======   ========   ======   ===========
 Issuance of Series A preferred
   stock for cash ($0.927 per
   share), in April 1992...........     234,014   $    217,000          --   $  --          --   $  --    $        --
 Issuance of shares of common stock
   to an officer for services,
   recorded at estimated fair
   market value ($0.15 per share),
   in November 1992................          --             --      45,834      46          --      --          6,829
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1992........     571,564   $    530,000     751,438   $ 752          --   $  --    $    23,089
                                     ==========   ============   =========   ======   ========   ======   ===========
 Issuance of Series B preferred
   stock ($1.50 per share) in
   January 1993 for cash of
   $3,143,140 and conversion of
   debt of $717,864, net of
   offering costs of $27,524.......   2,574,003   $  3,861,004          --   $  --          --   $  --    $   (22,714)
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1993........   3,145,567   $  4,391,004     751,438   $ 752          --   $  --    $       375
                                     ==========   ============   =========   ======   ========   ======   ===========

                                           STOCKHOLDERS' DEFICIT
                                     ---------------------------------
                                                            DEFICIT
                                                          ACCUMULATED
                                       TREASURY STOCK      DURING THE
                                     ------------------   DEVELOPMENT
                                     SHARES     AMOUNT       STAGE
                                     -------   --------   ------------
BALANCES, INCEPTION (March 22,
1991)..............................       --   $     --   $         --
 Issuance of common stock to an
   officer for contributed research
   and development, stated at
   historical carrying value of $0,
   recorded at par, in March
   1991............................       --         --             --
 Issuance of common stock to an
   officer for cash ($0.0165 per
   share), recorded at estimated
   fair market value ($0.15 per
   share), in March 1991...........       --         --             --
 Issuance of common stock for cash
   ($0.36 per share), net of
   offering costs of $7,650, in
   April 1991......................       --         --             --
 Issuance of common stock to
   lessor, recorded at estimated
   fair market value ($0.15 per
   share), in May 1991.............       --         --             --
 Issuance of Series A preferred
   stock for cash ($0.927 per
   share), net of offering costs of
   $31,100, in June, August and
   November 1991...................       --         --             --
 Net loss..........................       --         --       (194,512)
                                     -------   --------   ------------
BALANCES, December 31, 1991........       --   $     --   $   (194,512)
                                     =======   ========   ============
 Issuance of Series A preferred
   stock for cash ($0.927 per
   share), in April 1992...........       --   $     --   $         --
 Issuance of shares of common stock
   to an officer for services,
   recorded at estimated fair
   market value ($0.15 per share),
   in November 1992................       --         --             --
 Net loss..........................       --         --       (637,733)
                                     -------   --------   ------------
BALANCES, December 31, 1992........       --   $     --   $   (832,245)
                                     =======   ========   ============
 Issuance of Series B preferred
   stock ($1.50 per share) in
   January 1993 for cash of
   $3,143,140 and conversion of
   debt of $717,864, net of
   offering costs of $27,524.......       --   $     --   $         --
 Net loss..........................       --         --     (1,999,831)
                                     -------   --------   ------------
BALANCES, December 31, 1993........       --   $     --   $ (2,832,076)
                                     =======   ========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1998

                                                                                STOCKHOLDERS' DEFICIT
                                            MANDATORILY          ----------------------------------------------------
                                            REDEEMABLE
                                            CONVERTIBLE                                  OPTIONS AND
                                          PREFERRED STOCK           COMMON STOCK          WARRANTS        ADDITIONAL
                                     -------------------------   ------------------   -----------------     PAID-IN
                                       SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL
                                     ----------   ------------   ---------   ------   --------   ------   -----------
Issuance of Series C preferred
stock ($3.00 per share) in July and
September 1994 for cash of
$2,474,522 and conversion of debt
and accrued interest totaling
$1,028,274, net of offering costs
of $58,871.........................   1,167,595   $  3,502,796          --   $  --          --   $  --    $   (58,871)
 Issuance of warrants to purchase
   10,500 shares of Series C
   preferred stock, in July 1994,
   exercisable at $3.00 per
   share...........................          --             --          --      --      10,500      --             --
 Issuance of common stock to
   employees for options exercised
   ($0.09 per share), in January
   and July 1994...................          --             --      19,226      19          --      --          1,710
 Issuance of common stock to an
   officer for cash ($0.375 per
   share), in July 1994............          --             --     133,333     133          --      --         49,867
 Issuance of common stock to an
   officer, in exchange for
   services in accordance with
   employment agreement ($0.128 per
   share), in August 1994..........          --             --     124,705     125          --      --         15,830
 Issuance of common stock to
   consultants for services ($0.375
   per share), in August 1994......          --             --       7,333       7          --      --          2,744
 Issuance of common stock to
   employees for options exercised
   ($0.15 per share), in July and
   November 1994...................          --             --       4,805       5          --      --            716
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1994........   4,313,162   $  7,893,800   1,040,840   $1,041     10,500   $  --    $    12,371
                                     ==========   ============   =========   ======   ========   ======   ===========
 Issuance of warrants in March
   1995, to purchase 149,998 shares
   of common stock, exercisable at
   $0.75 per share for five years,
   in connection with the issuance
   of debt, for a purchase price of
   $0.015 per warrant..............          --   $         --          --   $  --     149,998   $2,250   $        --
 Issuance of Series C preferred
   stock, ($3.00 per share) in
   April 1995 in conversion of
   accrued interest of $41,950.....      13,979         41,950          --      --          --      --             --

                                           STOCKHOLDERS' DEFICIT
                                     ---------------------------------
                                                            DEFICIT
                                                          ACCUMULATED
                                       TREASURY STOCK      DURING THE
                                     ------------------   DEVELOPMENT
                                     SHARES     AMOUNT       STAGE
                                     -------   --------   ------------
Issuance of Series C preferred
stock ($3.00 per share) in July and
September 1994 for cash of
$2,474,522 and conversion of debt
and accrued interest totaling
$1,028,274, net of offering costs
of $58,871.........................       --   $     --   $         --
 Issuance of warrants to purchase
   10,500 shares of Series C
   preferred stock, in July 1994,
   exercisable at $3.00 per
   share...........................       --         --             --
 Issuance of common stock to
   employees for options exercised
   ($0.09 per share), in January
   and July 1994...................       --         --             --
 Issuance of common stock to an
   officer for cash ($0.375 per
   share), in July 1994............       --         --             --
 Issuance of common stock to an
   officer, in exchange for
   services in accordance with
   employment agreement ($0.128 per
   share), in August 1994..........       --         --             --
 Issuance of common stock to
   consultants for services ($0.375
   per share), in August 1994......       --         --             --
 Issuance of common stock to
   employees for options exercised
   ($0.15 per share), in July and
   November 1994...................       --         --             --
 Net loss..........................       --         --     (3,316,224)
                                     -------   --------   ------------
BALANCES, December 31, 1994........       --   $     --   $ (6,148,300)
                                     =======   ========   ============
 Issuance of warrants in March
   1995, to purchase 149,998 shares
   of common stock, exercisable at
   $0.75 per share for five years,
   in connection with the issuance
   of debt, for a purchase price of
   $0.015 per warrant..............       --   $     --   $         --
 Issuance of Series C preferred
   stock, ($3.00 per share) in
   April 1995 in conversion of
   accrued interest of $41,950.....       --         --             --

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1998

                                                                                STOCKHOLDERS' DEFICIT
                                            MANDATORILY          ----------------------------------------------------
                                            REDEEMABLE
                                            CONVERTIBLE                                  OPTIONS AND
                                          PREFERRED STOCK           COMMON STOCK          WARRANTS        ADDITIONAL
                                     -------------------------   ------------------   -----------------     PAID-IN
                                       SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL
                                     ----------   ------------   ---------   ------   --------   ------   -----------
Issuance of Series D preferred
stock ($6.00 per share) in April
1995 for cash of $2,000,000 and
conversion of debt of $1,797,732,
net of offering costs of $28,819...     632,951      3,797,732          --      --          --      --        (28,819)
 Issuance of warrants to purchase
   166,666 shares of common stock,
   exercisable at $1.50 per share
   for five years, in connection
   with the issuance of Series D
   preferred, in April 1995, for a
   purchase price of $0.0015 per
   warrant.........................          --             --          --      --     166,666     250             --
 Issuance of 90-day option to
   purchase 166,667 shares of
   Series D preferred stock in
   April 1995, exercisable at $6
   per share, in connection with
   the issuance of Series D
   preferred stock.................          --             --          --      --     166,667      --             --
 Partial exercise of option ($6.00
   per share) in August 1995 for
   Series D preferred stock........      33,333        200,000          --      --    (166,667)     --             --
 Issuance of Series E preferred
   stock ($6.00 per share) in June
   1995 for cash of $1,500,000, net
   of offering costs of $28,963....     250,000      1,500,000          --      --          --      --        (28,963)
 Issuance of warrants to purchase
   308,666 shares of Series E
   preferred stock in June 1995,
   exercisable at $6.00 per share
   for one year, in connection with
   the issuance of Series E
   preferred stock, for a purchase
   price of $0.0015 per warrant....          --             --          --      --     308,666     463             --
 Purchase of 33,333 shares of
   treasury stock for $1.50 per
   share for cash from a founder,
   in August 1995..................          --             --          --      --          --      --             --
 Issuance of common stock to
   employees for options exercised
   ($0.09 per share) in August and
   December 1995...................          --             --      49,817      50          --      --          4,406
 Issuance of common stock to
   employees for options exercised
   ($0.15 per share) in February,
   April, September and December
   1995............................          --             --      33,321      33          --      --          4,964
 Issuance of common stock to
   employees ($1.50 per share) in
   August 1995 for cash............          --             --      22,443      22          --      --         33,651

                                           STOCKHOLDERS' DEFICIT
                                     ---------------------------------
                                                            DEFICIT
                                                          ACCUMULATED
                                       TREASURY STOCK      DURING THE
                                     ------------------   DEVELOPMENT
                                     SHARES     AMOUNT       STAGE
                                     -------   --------   ------------
Issuance of Series D preferred
stock ($6.00 per share) in April
1995 for cash of $2,000,000 and
conversion of debt of $1,797,732,
net of offering costs of $28,819...       --         --             --
 Issuance of warrants to purchase
   166,666 shares of common stock,
   exercisable at $1.50 per share
   for five years, in connection
   with the issuance of Series D
   preferred, in April 1995, for a
   purchase price of $0.0015 per
   warrant.........................       --         --             --
 Issuance of 90-day option to
   purchase 166,667 shares of
   Series D preferred stock in
   April 1995, exercisable at $6
   per share, in connection with
   the issuance of Series D
   preferred stock.................       --         --             --
 Partial exercise of option ($6.00
   per share) in August 1995 for
   Series D preferred stock........       --         --             --
 Issuance of Series E preferred
   stock ($6.00 per share) in June
   1995 for cash of $1,500,000, net
   of offering costs of $28,963....       --         --             --
 Issuance of warrants to purchase
   308,666 shares of Series E
   preferred stock in June 1995,
   exercisable at $6.00 per share
   for one year, in connection with
   the issuance of Series E
   preferred stock, for a purchase
   price of $0.0015 per warrant....       --         --             --
 Purchase of 33,333 shares of
   treasury stock for $1.50 per
   share for cash from a founder,
   in August 1995..................  (33,333)   (50,000)            --
 Issuance of common stock to
   employees for options exercised
   ($0.09 per share) in August and
   December 1995...................       --         --             --
 Issuance of common stock to
   employees for options exercised
   ($0.15 per share) in February,
   April, September and December
   1995............................       --         --             --
 Issuance of common stock to
   employees ($1.50 per share) in
   August 1995 for cash............       --         --

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1998

                                                                                STOCKHOLDERS' DEFICIT
                                            MANDATORILY          ----------------------------------------------------
                                            REDEEMABLE
                                            CONVERTIBLE                                  OPTIONS AND
                                          PREFERRED STOCK           COMMON STOCK          WARRANTS        ADDITIONAL
                                     -------------------------   ------------------   -----------------     PAID-IN
                                       SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL
                                     ----------   ------------   ---------   ------   --------   ------   -----------
Net loss...........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1995........   5,243,425   $ 13,433,482   1,146,421   $1,146    635,830   $2,963   $    (2,390)
                                     ==========   ============   =========   ======   ========   ======   ===========
 Issuance of Series D Preferred
   Stock ($6.00 per share) for
   cash............................      16,666   $    100,000          --   $  --          --   $  --    $        --
 Issuance of warrants to purchase
   8,625 shares of Series C
   preferred stock, in March 1996,
   exercisable at $6 per share.....          --             --          --      --       8,625      --             --
 Issuance of common stock for
   warrants exercised ($0.75 to
   $6.00 per share)................          --             --     620,469     622    (625,330)  (2,963)    2,165,859
 Conversion of Mandatorily
   Redeemable Preferred Stock into
   shares of common stock..........  (5,260,091)   (13,533,482)  5,260,091   5,260          --      --     13,528,222
 Issuance of common stock upon an
   Initial Public Offering, net of
   offering costs of $2,060,483....          --             --   2,200,000   2,200          --      --     21,037,317
 Issuance of common stock to
   employees for options exercised
   ($0.09 to $0.75 per share)......          --             --     220,641     220          --      --         32,819
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1996........          --   $         --   9,447,622   $9,448     19,125   $  --    $36,761,827
                                     ==========   ============   =========   ======   ========   ======   ===========
 Issuance of common stock under the
   Employee Stock Purchase Plan
   ($8.93-$11.90 per share)........          --   $         --      15,375   $  15          --   $  --    $   152,985
 Issuance of common stock to
   employees for options exercised
   ($0.09-$6.00 per share).........          --             --      35,443      35          --      --          9,577
 Issuance of Series A Convertible,
   Redeemable Preferred Stock as
   part of a Private Placement, net
   of offering costs of $1,007,274
   in October......................     336,200     15,802,726          --      --          --      --             --
 Issuance of warrants to purchase
   30,641 shares of common stock
   exercisable at $14.50 per share
   for five years, in connection
   with the issuance of the Series
   A Convertible, Redeemable
   Preferred Stock.................          --             --          --      --      30,641      --             --
 Accretion of preferred stock
   offering costs..................          --         50,000          --      --          --      --        (50,000)
 Accrual of Series A Preferred
   Stock dividend..................          --        352,320          --      --          --      --       (352,320)
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1997........     336,200   $ 16,205,046   9,498,440   $9,498     49,766   $  --    $36,522,069
                                     ==========   ============   =========   ======   ========   ======   ===========

                                           STOCKHOLDERS' DEFICIT
                                     ---------------------------------
                                                            DEFICIT
                                                          ACCUMULATED
                                       TREASURY STOCK      DURING THE
                                     ------------------   DEVELOPMENT
                                     SHARES     AMOUNT       STAGE
                                     -------   --------   ------------
Net loss...........................       --         --     (3,341,984)
                                     -------   --------   ------------
BALANCES, December 31, 1995........  (33,333)  $(50,000)  $ (9,490,284)
                                     =======   ========   ============
 Issuance of Series D Preferred
   Stock ($6.00 per share) for
   cash............................       --   $     --   $         --
 Issuance of warrants to purchase
   8,625 shares of Series C
   preferred stock, in March 1996,
   exercisable at $6 per share.....       --         --             --
 Issuance of common stock for
   warrants exercised ($0.75 to
   $6.00 per share)................       --         --             --
 Conversion of Mandatorily
   Redeemable Preferred Stock into
   shares of common stock..........       --         --             --
 Issuance of common stock upon an
   Initial Public Offering, net of
   offering costs of $2,060,483....       --         --             --
 Issuance of common stock to
   employees for options exercised
   ($0.09 to $0.75 per share)......       --         --             --
 Net loss..........................       --         --     (4,160,090)
                                     -------   --------   ------------
BALANCES, December 31, 1996........  (33,333)  $(50,000)  $(13,650,374)
                                     =======   ========   ============
 Issuance of common stock under the
   Employee Stock Purchase Plan
   ($8.93-$11.90 per share)........  $    --   $     --   $         --
 Issuance of common stock to
   employees for options exercised
   ($0.09-$6.00 per share).........       --         --             --
 Issuance of Series A Convertible,
   Redeemable Preferred Stock as
   part of a Private Placement, net
   of offering costs of $1,007,274
   in October......................       --         --             --
 Issuance of warrants to purchase
   30,641 shares of common stock
   exercisable at $14.50 per share
   for five years, in connection
   with the issuance of the Series
   A Convertible, Redeemable
   Preferred Stock.................       --         --             --
 Accretion of preferred stock
   offering costs..................       --         --             --
 Accrual of Series A Preferred
   Stock dividend..................       --         --             --
 Net loss..........................       --         --     (8,749,424)
                                     -------   --------   ------------
BALANCES, December 31, 1997........  (33,333)  $(50,000)  $(22,399,798)
                                     =======   ========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (MARCH 22, 1991) TO DECEMBER 31, 1998

                                                                                STOCKHOLDERS' DEFICIT
                                            MANDATORILY          ----------------------------------------------------
                                            REDEEMABLE
                                            CONVERTIBLE                                  OPTIONS AND
                                          PREFERRED STOCK           COMMON STOCK          WARRANTS        ADDITIONAL
                                     -------------------------   ------------------   -----------------     PAID-IN
                                       SHARES        AMOUNT       SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL
                                     ----------   ------------   ---------   ------   --------   ------   -----------
Issuance of common stock under the
Employee Stock Purchase Plan (at
$8.18 per share)...................          --   $         --      13,661   $  14          --   $  --    $   111,734
 Issuance of common stock to
   employees for options exercised
   ($0.15-$11.75 per share)........          --             --       5,684       6          --      --          1,904
 Offering costs incurred in
   connection with the issuance of
   Series A Convertible, Redeemable
   Preferred Stock.................          --        (68,080)         --      --          --      --             --
 Accretion of preferred stock
   offering costs..................          --        214,217          --      --          --      --       (214,217)
 Accrual of Series A Preferred
   Stock dividend..................          --      1,512,900          --      --          --      --     (1,512,900)
 Issuance of common shares in
   payment of dividend on Series A
   Convertible, Redeemable
   Preferred Stock (includes $86 of
   cash payment due to fractional
   shares).........................          --     (1,865,220)    195,591     195          --      --      1,864,939
 Net loss..........................          --             --          --      --          --      --             --
                                     ----------   ------------   ---------   ------   --------   ------   -----------
BALANCES, December 31, 1998........     336,200   $ 15,998,863   9,713,376   $9,713     49,766   $  --    $36,773,529
                                     ==========   ============   =========   ======   ========   ======   ===========

                                           STOCKHOLDERS' DEFICIT
                                     ---------------------------------
                                                            DEFICIT
                                                          ACCUMULATED
                                       TREASURY STOCK      DURING THE
                                     ------------------   DEVELOPMENT
                                     SHARES     AMOUNT       STAGE
                                     -------   --------   ------------
Issuance of common stock under the
Employee Stock Purchase Plan (at
$8.18 per share)...................       --   $     --   $         --
 Issuance of common stock to
   employees for options exercised
   ($0.15-$11.75 per share)........       --         --             --
 Offering costs incurred in
   connection with the issuance of
   Series A Convertible, Redeemable
   Preferred Stock.................       --         --             --
 Accretion of preferred stock
   offering costs..................       --         --             --
 Accrual of Series A Preferred
   Stock dividend..................       --         --             --
 Issuance of common shares in
   payment of dividend on Series A
   Convertible, Redeemable
   Preferred Stock (includes $86 of
   cash payment due to fractional
   shares).........................       --         --             --
 Net loss..........................       --         --     (9,943,969)
                                     -------   --------   ------------
BALANCES, December 31, 1998........  (33,333)  $(50,000)  $(32,343,767)
                                     =======   ========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                     FOR THE
                                                                                                                   PERIOD FROM
                                            SIX MONTHS ENDED                                                        INCEPTION
                                                JUNE 30,                 FOR THE YEAR ENDED DECEMBER 31,         (MARCH 22, 1991)
                                        -------------------------   ------------------------------------------          TO
                                           1999          1998           1998           1997           1996        JUNE 30, 1999
                                        -----------   -----------   ------------   ------------   ------------   ----------------
                                               (UNAUDITED)                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................  $(7,442,966)  $(4,699,349)  $ (9,943,969)  $ (8,749,424)  $ (4,160,090)    $(39,786,733)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization.....      639,948       512,914      1,109,850        670,672        404,082        3,385,509
    Loss from operations of joint
      venture.........................           --            --             --             --        669,025          833,161
    Interest expense paid in preferred
      stock...........................           --            --             --             --             --           70,224
    Common stock issued for research
      and development and general and
      administrative expenses.........           --            --             --             --             --           29,922
    Preferred stock offering costs
      charged to expense..............           --            --             --             --             --            4,810
    Changes in
      Trade accounts receivable.......      (43,881)      (52,559)        32,302         13,263            452          (90,032)
      Inventory.......................     (157,099)       (3,608)        32,941       (127,032)           318         (286,986)
      Prepaid expenses and other
        assets........................      (79,006)      (11,719)        12,967        (41,439)         1,347         (225,794)
      Accounts payable................      328,604      (733,915)      (677,641)       817,004         90,095          712,860
      Accrued liabilities.............       55,636      (210,619)       449,317        399,643        414,203        1,476,608
      Deferred revenue................           --      (699,269)    (1,786,924)     1,075,581        746,343           35,000
                                        -----------   -----------   ------------   ------------   ------------     ------------
        Net cash used in operating
          activities..................   (6,698,764)   (5,898,124)   (10,771,157)    (5,941,732)    (1,834,225)     (33,841,451)
                                        -----------   -----------   ------------   ------------   ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of available-for-sale
    securities........................   (2,922,116)   (4,083,750)    (7,091,027)   (12,894,062)   (25,717,811)     (68,759,947)
  Sale of available-for-sale
    securities........................    6,055,456     5,929,518     11,914,193     13,015,995     12,750,909       61,736,006
  Purchases of property and
    equipment.........................   (1,501,744)     (797,603)    (1,624,354)   (10,247,985)    (9,759,156)     (24,983,626)
  Construction in progress payables...           --      (373,129)      (746,259)    (1,297,035)     2,043,294               --
  Issuance of notes receivable from
    founder...........................           --            --             --             --             --         (152,066)
  Payment of notes receivable from
    founder...........................           --            --             --             --        152,066          152,066
  Investment in joint venture.........           --            --             --             --       (533,161)        (833,161)
  Patent costs........................     (110,248)      (54,220)      (154,907)       (72,851)       (61,762)        (505,308)
                                        -----------   -----------   ------------   ------------   ------------     ------------
        Net cash provided by (used in)
          investing activities........    1,521,348       620,816      2,297,646    (11,495,938)   (21,125,621)     (33,346,036)
                                        -----------   -----------   ------------   ------------   ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred
    stock.............................           --            --             --     15,921,400        100,000       25,869,062
  Proceeds from issuance of common
    stock.............................    7,803,811        56,864        113,658        162,621     25,296,557       33,523,598
  Proceeds from issuance of
    convertible notes payable.........           --            --             --             --             --        3,497,732
  Proceeds from issuance of notes
    payable...........................           --     5,043,064      5,119,951      7,019,749        190,929       13,002,615
  Payments on notes payable...........     (705,133)     (574,286)    (1,143,809)    (1,101,383)      (255,960)      (3,326,703)
  Stock issuance costs................     (275,215)      (68,104)       (68,080)      (118,684)    (2,060,483)      (2,705,389)
  Payments on issuance of dividends...          (26)          (42)           (86)            --             --             (112)
  Payments on capital lease...........           --            --             --             --         (7,119)         (17,805)
  Purchase of treasury stock from
    founder...........................           --            --             --             --             --          (50,000)
  Issuance of warrants to purchase
    common or preferred stock.........           --            --             --             --             --            2,963
                                        -----------   -----------   ------------   ------------   ------------     ------------
        Net cash provided by financing
          activities..................    6,823,437     4,457,496      4,021,634     21,883,703     23,263,924       69,795,961
                                        -----------   -----------   ------------   ------------   ------------     ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................    1,646,021      (819,812)    (4,451,877)     4,446,033        304,078        2,608,474
CASH AND CASH EQUIVALENTS, beginning
  of period...........................      962,453     5,414,330      5,414,330        968,297        664,219               --
                                        -----------   -----------   ------------   ------------   ------------     ------------
CASH AND CASH EQUIVALENTS, end of
  period..............................  $ 2,608,474   $ 4,594,518   $    962,453   $  5,414,330   $    968,297     $  2,608,474
                                        ===========   ===========   ============   ============   ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............  $   688,240   $   694,273   $  1,307,113   $    552,875   $     52,672     $  2,635,498
                                        ===========   ===========   ============   ============   ============     ============
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Accretion of preferred stock
    offering costs....................  $   107,538   $   106,679   $    214,217   $     50,000   $         --     $    371,755
                                        ===========   ===========   ============   ============   ============     ============
  Preferred stock dividend accrual....  $   756,450   $   755,414   $  1,512,900   $    352,320   $         --     $  2,621,670
                                        ===========   ===========   ============   ============   ============     ============
  Preferred stock dividend paid in
    common stock......................  $   756,450   $ 1,092,132   $  1,865,220   $         --   $         --     $  2,621,670
                                        ===========   ===========   ============   ============   ============     ============
  Conversion of notes payable and
    related accrued interest to
    preferred stock...................  $        --   $        --   $         --   $         --   $         --     $  3,585,820
                                        ===========   ===========   ============   ============   ============     ============
  Property purchased under capital
    leases............................  $        --   $        --   $         --   $         --   $         --     $     17,805
                                        ===========   ===========   ============   ============   ============     ============

  The accompanying notes to financial statements are an integral part of these statements.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

(1) ORGANIZATION AND DEVELOPMENT STAGE RISKS

     BOLDER Technologies Corporation (the "Company") is a development-stage energy technology company that is currently involved in the design, development and marketing of advanced, high power, rechargeable lead acid-based battery systems based on its patented Thin Metal Film ("TMF") technology. The Company was incorporated in the state of Colorado on March 22, 1991 ("Inception") as Bolder Battery, Inc., and reincorporated as a Delaware corporation on November 19, 1993 and was subsequently renamed BOLDER Technologies Corporation. In May 1996, the Company successfully completed an Initial Public Offering ("IPO") of 2,200,000 shares of stock at $10.50 per share. Its activities through December 31, 1998 have been primarily related to organization, raising capital, personnel recruitment, research and development, construction and qualification of its initial production line and marketing. The Company is located in Golden, Colorado, and its customers through December 31, 1998 are primarily United States companies and the United States government. Revenue recorded in 1998 and 1997 relates primarily to a technology transfer agreement with a strategic partner, Johnson Controls, Inc. ("Johnson Controls"), Small Business Innovation Research research and development agreements, a customer-funded research and development agreement, and sales of demonstration and evaluation units of the Company's product. The Company's business plan does not contemplate that research and development services will continue to a significant degree after the Company commences sales of its product in commercial quantities. Accordingly, such revenue from research and development services are not considered as recurring or indicative of the Company's future revenue, if any, from the sale of its battery products in commercial quantities. The Company has not generated significant revenue from sales of its battery product through December 31, 1998.

     The Company has incurred losses since its inception, and has an accumulated development stage deficit of $32,343,767 at December 31, 1998. The Company's operations are subject to certain development stage risks and uncertainties, some of which follow. The Company has now demonstrated the ability to produce its 1 Ah cell in large volumes on a one shift basis. The Company must be able to produce its product in commercial quantities on a 24-hour per day basis, and commercial acceptance of the Company's product will have to occur in the marketplace before the Company can attain successful operations. The Company expects to incur additional losses in the future as it continues to improve its manufacturing process and improve product performance, moves toward commercial sales and seeks to improve its manufacturing, sales and marketing capability. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future. Further, during the period required to achieve successful operations, the Company may require additional financing which may not be available to it. The Company has undertaken several initiatives, including seeking additional capital, to ensure adequate capital is available to fund its anticipated level of operations for at least the next twelve months. If capital is not available, or the terms of available capital are not acceptable to the Company, the Company would have to delay planned expenditures and/or cut back on its current level of operations, among other actions. The Company believes that its available cash and cash equivalents, investments and interest income will be sufficient to satisfy its funding needs at least through year end 1999.

     Further, the recovery of the carrying amount of the Company's long-lived assets, primarily assets for the high-volume production of batteries, is dependent on generating revenue from sales of batteries in commercial quantities. Through December 31, 1998, the Company has not manufactured its batteries on a commercial scale.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

  Available-for-Sale Securities

     Debt and equity securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with the unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity.

     The Company's available-for-sale securities at December 31, 1998 and 1997, consist of United States Treasury bills and debt securities of United States government agencies and are reported at fair value. The fair market value of these securities approximates their amortized cost.

  Inventory

     Inventories are stated at the lower of cost (first-in, first-out basis) or market, and primarily consist of raw materials and sub-assemblies.

  Property and Equipment

     Property and equipment, excluding production line equipment, are stated at cost and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which are three to seven years. Production line property and equipment are stated at cost and depreciated based on units expected to be produced over the estimated lives of the assets, which are five to ten years. Depreciation and amortization expense related to property and equipment for the years ended December 1998, 1997 and 1996 and since Inception to December 31, 1998 was $1,082,286, $654,591, $395,027 and
$2,692,861, respectively. Leasehold improvements are capitalized and amortized over the shorter of the lease term or their estimated useful life. Maintenance and repairs that do not improve or extend the life of assets and expenditures for research and development equipment for which there is no future alternative use are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.

  Patents

     The Company capitalizes direct, external costs associated with patent applications and filings. Costs associated with successful applications are amortized over fourteen years beginning with the date of issue.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

Capitalized costs are written off at such time as it becomes known that an application will not be successful or when a particular patent is deemed to no longer be of value.

  Research and Development Revenue

     Revenues for research and development services performed under the Company's technology transfer arrangement with Johnson Controls were recognized using the percentage of completion method, based on the actual effort expended for a particular period relative to the total expected effort to perform the Company's obligations under this arrangement. Revenues recognized under this agreement totaled $1,748,174, $1,748,169, $ -0-, and $3,496,343 for the years ended December, 1998, 1997, 1996 and from Inception to December 31, 1998, respectively. The Company has fulfilled all of its obligations under the technology transfer agreement as of October 1998 and accordingly recognized all remaining revenue associated with this arrangement.

     For other research and development arrangements, the Company generally recognizes revenue upon the completion of established milestones or upon project completion.

  Basic and Diluted Net Loss Per Share and Unaudited, Pro Forma Basic Net Loss Per Share

     The Company has computed earnings per share in accordance with SFAS No. 128, Earnings Per Share, which the Company adopted in 1997. Also, the Company has adopted the guidance of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 and related interpretations. Accordingly, the Company has presented basic earnings per share for each period presented. Diluted net loss per common share is not presented, as the effect of common equivalent shares from stock options and warrants is antidilutive. Prior to 1997 and pursuant to Securities and Exchange Commission rules, common stock and common stock equivalent shares issued by the Company at prices below the IPO price during the twelve month period prior to the offering ("cheap stock") were included in the calculation as if they were outstanding for 1996, regardless of whether they were antidilutive. Subsequent to December 31, 1997, guidance was issued to redefine such stock. As a result, 258,815 shares which were originally treated as cheap stock and included in the previously reported 1996 weighted average shares outstanding of 8,696,632 have been excluded in the restated 1996 weighted average shares outstanding of 8,437,817. This change in weighted average shares increased the pro forma basic net loss per share from $(0.48) to $(0.49). There was no impact on the 1998 and 1997 basic net loss per share or weighted average shares as a result of this new issuance.

     The pro forma 1996 net loss per share assumes that preferred stock outstanding on the completion of the Company's IPO in May 1996 (which automatically converted to common stock on such date) was outstanding as common stock for all of 1996, as follows:

                                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                                                 -----------------------------------------
                                                    LOSS           SHARES        PER-SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
Weighted average common shares outstanding
(actual).......................................                   6,465,281
Assumed conversion of preferred stock..........                   1,972,536
                                                                  ---------
Pro forma basic net loss per share.............  $(4,160,090)     8,437,817       $(0.49)
                                                 ===========      =========       ======

     At December 31, 1998, securities that have been excluded from basic and diluted net loss per share because they would be antidilutive are 1,528,814 outstanding options to purchase the Company's common

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

stock, 49,766 outstanding warrants to purchase the Company's common stock and 336,200 shares of Convertible, Redeemable Preferred Stock, which are convertible into 1,120,667 shares of common stock.

     At December 31, 1997, securities that have been excluded from basic and diluted net loss per share because they would be antidilutive are 1,139,240 outstanding options to purchase the Company's common stock, 49,766 outstanding warrants to purchase the Company's common stock and 336,200 shares of Convertible, Redeemable Preferred Stock, which are convertible into 1,120,667 shares of common stock.

     At December 31, 1996, securities that have been excluded from basic and diluted net loss per share because they would be antidilutive are 887,750 outstanding options to purchase the Company's common stock and 49,766 outstanding warrants to purchase the Company's common stock.

  Increase in Authorized Shares -- Reverse Stock Split

     In March 1996, the Board of Directors authorized an amendment to the Company's Restated Certificate of Incorporation that was effective May 1996 (the "Effective Date"). The amendment increased the authorized shares of Common Stock to 25,000,000 shares and authorized the issuance of up to 5,000,000 shares of Preferred Stock, after canceling references to the series of Preferred Stock that were converted into Common Stock on the Effective Date. The amendment also authorized a 1.5 for 1 reverse stock split. Common stock amounts, equivalent share amounts and per share amounts have been adjusted retroactively to give effect to the 1.5 for 1 reverse stock split.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, available for sale securities and accounts receivable. The Company maintains the majority of its cash, cash equivalents and short-term investment balances with financial institutions that management believes are creditworthy in the form of demand deposits and United States Treasury notes, Treasury bills, and debt securities of agencies of the United States government. The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

     The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Its accounts receivable balances are primarily domestic, and are due from agencies of the United States government. The Company had two principal customers which accounted for approximately 99% of its total revenue for the year ended December 31, 1998. Accounts receivable from these customers represented 88% of the accounts receivable balance at December 31, 1998.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables and notes payable. The carrying values of cash and cash equivalents and short-term trade receivables and payables approximate fair value. The fair value of notes payable is estimated based on current rates available for similar debt with similar maturities and collateral, and at December 31, 1998, approximates the carrying value.

  Impairment of Long-lived Assets

     The Company continually evaluates whether events and circumstances have occurred which may indicate that its long-lived assets may be impaired. The Company evaluates impairment based upon

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

estimated undiscounted cash flows over the remaining life of the long-lived assets. Management believes the carrying value of all long-lived assets at December 31, 1998 and 1997 are recoverable through normal operations.

  Stock-based compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion Number 25, "Accounting for Stock Issued to Employees" and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") Number 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and related interpretations.

  Income Taxes

     The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  Comprehensive income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From Inception, the Company has not had any transactions that are required to be reported in comprehensive income as compared to its net loss.

  Segment information

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

  Recent accounting pronouncements

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

     The AICPA has issued SOP No. 98-5, "Reporting on the Costs of Start-up Activities." SOP No. 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organizational costs, as these costs are incurred, and is effective for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS 133 in fiscal 2000. SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

  Reclassifications

     Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

(3) AVAILABLE-FOR-SALE SECURITIES

     The following is a summary of available-for-sale securities as of December 31, 1998 and 1997:

                                                                1998          1997
                                                             -----------   -----------
U.S. government agency debt securities.....................  $ 9,138,509   $10,934,205
U.S. Treasury notes........................................    1,018,772     4,046,242
                                                             -----------   -----------
                                                             $10,157,281   $14,980,447
                                                             ===========   ===========

     Unrealized gains and losses on available-for-sale securities were immaterial as of December 31, 1998 and 1997.

     The amortized cost of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities.

Less than 1 year............................................   $10,157,281
                                                               ===========

(4) STOCKHOLDERS' EQUITY

  Preferred Stock

     During the period from 1991 through 1996, the Company issued 5,260,091 shares of mandatorily redeemable, convertible preferred stock (Series A through Series E) for total proceeds of approximately $13.5 million. All of these shares were converted to 5,260,091 shares of the Company's common stock upon the IPO in May 1996. In May 1996 the Board of Directors amended the Company's Restated Certificate of Incorporation, authorizing issue of up to 5,000,000 shares of preferred stock.

     In October 1997, the Company completed a private placement sale of 336,200 shares of Series A Convertible, Redeemable Preferred Stock, $0.001 par value per share ("1997 Series A"), for $50 per

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

share. The net proceeds from the offering were approximately $15.8 million. The placement agents for the 1997 Series A received warrants to purchase an aggregate of 30,641 shares of the Company's common stock at an exercise price of $14.50 per share, in addition to customary commissions. Cash offering costs related to this private placement totaled $1,075,354.

     Dividends on the 1997 Series A are cumulative and payable semi-annually on June 30 and December 31, beginning October 8, 1997, at an annual rate equal to $4 per share if paid in cash and $4.50 per share if paid in shares of the Company's common stock. The shares of 1997 Series A are convertible into common stock at the option of the holder at a conversion price equal to $15 per share subject to adjustment in certain circumstances. The 1997 Series A, if not earlier redeemed, must be redeemed on October 8, 2002 at the redemption price.

     The redemption price, which is equal to $50 per share plus accrued and unpaid dividends, may be paid in shares of the Company's common stock or cash or in a combination of common stock and cash, at the Company's option. It is the Company's intent, however, to redeem the 1997 Series A for shares of the Company's common stock. Accordingly, the 1997 Series A is included as a component of stockholders' equity.

     Dividends paid on the 1997 Series A have been paid in shares of the Company's common stock (with cash payments for fractional shares) as follows:

                                                                CASH    COMMON
                                                               AMOUNT   SHARES
                   DIVIDEND PAYMENT DATE                        PAID    ISSUED
                   ---------------------                       ------   ------
March 1998..................................................    $26     77,985
June 1998...................................................    $43     36,704
December 1998...............................................    $17     80,902

     The carrying amount of the 1997 Series A is increased for accrued and unpaid dividends plus periodic accretion of offering costs, using the effective interest method, such that the carrying amount will equal the redemption amount on October 8, 2002. The carrying amount includes accreted offering costs of $264,217 and $50,000 at December 31, 1998 and 1997, respectively.

  1996 Equity Incentive Plan

     In March 1996, the Company adopted the 1996 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan is a successor to, and restatement of, the Company's 1992 Incentive Stock Option Plan and its 1992 Non-Qualified Stock Option Plan (the "1992 Plans"). The Equity Incentive Plan provides for the following types of stock-based awards: incentive stock options for employees (including officers and employee directors); nonstatutory stock options for employees (including officers and non-employee directors), directors and consultants; and restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants. As of December 31, 1998, no grants of stock bonuses, restricted stock purchase awards or stock appreciation rights have been made.

     The Company has reserved 1,673,025 shares of its Common Stock for future issuance under the Equity Incentive Plan at December 31, 1998. At December 31, 1998 options for 144,211 shares of common stock are available for grant under the terms of the Equity Incentive Plan.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

  Employee Stock Purchase Plan

     In March 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 40,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours of service per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months of service per calendar year. Employees who participate in an offering can have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. At December 31, 1998, 29,036 shares of common stock had been issued under the Purchase Plan. Subsequent to December 31, 1998, 7,099 shares were issued related to employee participation in 1998. At December 31, 1998, 10,964 shares of common stock were available for future offerings, which amount was reduced to 3,865 with the issuance subsequent to December 31, 1998.

  Rights Agreement

     In January 1998, the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock. Upon certain events, including events which could result in a change in control of the Company, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $100, subject to adjustment.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

  Statement of Financial Accounting Standards No. 123

     SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB 25, provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans for employees and directors under APB 25. During 1998, 1997 and 1996, all options were granted at fair value, and accordingly, the Company recorded no compensation expense during 1998, 1997, and 1996 under the provisions of APB 25. For purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1998, 1997 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                             1998       1997       1996
                                                           --------   --------   --------
Risk-free interest rate..................................      5.3%       6.1%       6.1%
Expected dividend yield..................................      0.0%       0.0%       0.0%
Expected lives outstanding...............................  6.1 yrs.   5.3 yrs.   5.2 yrs.
Expected volatility......................................     26.0%      22.3%      51.7%

     To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested. All options are initially assumed to vest. Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is reflected as a reduction of pro forma compensation expense in the period of forfeiture. The expected volatility was based on the Company's volatility since its IPO. Actual volatility of the Company's common stock varies. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     The total fair value of options granted was computed to be approximately $1,773,000, $1,684,000 and $2,742,000 for the years ended December 31, 1998,
1997 and 1996, respectively. These amounts are amortized ratably over the vesting periods of the options or recognized at date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $904,376, $619,497 and $253,000 for 1998, 1997 and 1996,
respectively. Because the fair value method of accounting prescribed by SFAS 123 has not been applied to options granted prior to January 1, 1996, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     In addition to the options, there was approximately $58,000, $38,500 and $29,000 of compensation related to the Purchase Plan for 1998, 1997 and 1996, respectively. The shares were valued assuming a 26.0%, 22.3% and 51.7% volatility factor, and a 4.8%, 5.2% and 5.0% risk free interest rate for 1998, 1997 and 1996, respectively.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

     If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                1998           1997           1996
                                            ------------    -----------    -----------
Net loss:
  As reported.............................  $ (9,943,969)   $(8,749,424)   $(4,160,090)
                                            ============    ===========    ===========
  Pro forma...............................  $(10,906,558)   $(9,407,421)   $(4,442,090)
                                            ============    ===========    ===========
Net loss allocable to common shareholders:
  As reported.............................  $(11,671,086)   $(9,151,744)   $(4,160,090)
                                            ============    ===========    ===========
  Pro forma...............................  $(12,633,675)   $(9,809,741)   $(4,442,090)
                                            ============    ===========    ===========
Basic and Diluted EPS:
  As reported (Note 2)....................  $      (1.22)   $      (.97)   $      (.64)
                                            ============    ===========    ===========
  Pro forma (Note 2)......................  $      (1.32)   $     (1.04)   $      (.69)
                                            ============    ===========    ===========

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

     A summary of stock options from inception through December 31, 1998 is presented below:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                               SHARES       PRICE
                                                              ---------    --------
BALANCES, as of December 31, 1991...........................         --         --
  Granted...................................................    286,891     $ 0.12
                                                              ---------
BALANCES, as of December 31, 1992...........................    286,891     $ 0.12
  Granted...................................................    501,405     $ 0.15
  Canceled..................................................        (66)    $ 0.15
                                                              ---------
BALANCES, as of December 31, 1993...........................    788,230     $ 0.14
  Granted...................................................    392,553     $ 0.32
  Canceled..................................................   (116,501)    $ 0.15
  Exercised.................................................   (282,069)    $ 0.25
                                                              ---------
BALANCES, as of December 31, 1994...........................    782,213     $ 0.19
  Granted...................................................    106,358     $ 1.41
  Canceled..................................................    (80,701)    $ 0.15
  Exercised.................................................    (83,138)    $ 0.12
                                                              ---------
BALANCES, as of December 31, 1995...........................    724,732     $ 0.38
  Granted...................................................    494,399     $10.56
  Canceled..................................................   (110,740)    $ 0.63
  Exercised.................................................   (220,641)    $ 0.15
                                                              ---------
BALANCES, as of December 31, 1996...........................    887,750     $ 6.07
  Granted...................................................    362,916     $14.22
  Canceled..................................................    (75,983)    $ 8.19
  Exercised.................................................    (35,443)    $ 0.27
                                                              ---------
BALANCES, as of December 31, 1997...........................  1,139,240     $ 8.71
  Granted...................................................    518,130     $ 9.22
  Canceled..................................................   (122,872)    $13.48
  Exercised.................................................     (5,684)    $ 0.34
                                                              ---------
BALANCES, as of December 31, 1998...........................  1,528,814     $ 8.53
                                                              =========     ======
Weighted average fair value of options granted --
  1996......................................................                $ 5.55
                                                                            ======
  1997......................................................                $ 4.77
                                                                            ======
  1998......................................................                $ 3.45
                                                                            ======

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

     The following table summarizes information about the options outstanding at December 31, 1998:

                                                                           EXERCISABLE AT
                                     OUTSTANDING AT DECEMBER 31, 1998    DECEMBER 31, 1998
                                    ----------------------------------   ------------------
                                                 WEIGHTED
                                                  AVERAGE     WEIGHTED             WEIGHTED
                                                 REMAINING    AVERAGE              AVERAGE
                                                CONTRACTUAL   EXERCISE             EXERCISE
RANGE OF EXERCISE PRICES             NUMBER        LIFE        PRICE     NUMBER     PRICE
------------------------            ---------   -----------   --------   -------   --------
$0.09-$0.15.......................     75,454       4.7        $ 0.13     75,454    $ 0.13
$0.38-$0.75.......................    166,905       5.7        $ 0.40    159,515    $ 0.39
$1.50.............................     86,584       6.5        $ 1.50     66,338    $ 1.50
$6.00.............................    155,362       7.1        $ 6.00     68,920    $ 6.00
$8.00-$9.31.......................    446,666       9.3        $ 8.84     18,800    $ 8.00
$10.50-$15.50.....................    597,843       8.2        $13.29    176,803    $12.99
                                    ---------                            -------
          TOTAL...................  1,528,814       7.9        $ 8.53    565,830    $ 5.19
                                    =========                            =======

(5) JOINT VENTURE AND LICENSE AGREEMENTS

     In June 1995, the Company and Johnson Controls formed a joint venture, Johnson Controls/Bolder LLC (the "Joint Venture"), to develop high volume manufacturing technology for TMF(TM) batteries, to commercialize the TMF(TM) technology and to promote the TMF(TM) technology in the hybrid electric vehicle market. In July 1996, having substantially completed its primary objective of developing the high volume manufacturing technology, the Company and Johnson Controls agreed to discontinue the Joint Venture and separately implement TMF(TM) battery manufacturing facilities to best meet the unique requirements of the markets addressed by each. This agreement to discontinue the Joint Venture was formalized on January 22, 1997, but made effective as of July 31, 1996. From inception until it was terminated, the Joint Venture was primarily engaged in the research and development of the manufacturing process for TMF(TM) batteries and did not generate any significant revenues. Assets and liabilities of the Joint Venture at the date of termination were considered to be the property of the Company, and the net assets attributable to Johnson Controls' ownership interest were considered to be advance payments on the technology transfer agreement entered into between the Company and Johnson Controls.

     From the inception of the Joint Venture, through the effective date of its termination, July 31, 1996, the Company accounted for its investment in the Joint Venture using the equity method, and recorded its share of the Joint Venture's losses. For the years ended December 31, 1996 and 1995, respectively, the Company recorded $669,025 and $164,136 of such losses ($833,161 from Inception). Subsequent to July 31, 1996, the Company recorded all of the expense related to the activities formerly conducted by the Joint Venture.

     In the accompanying statements of operations, the Joint Venture losses are classified as research and development expense and general and administrative expense. Joint Venture losses classified as research and development expenses were $520,116 and $647,719 for 1996 and from Inception. Joint Venture losses classified as general and administrative expenses were $148,909 and $185,442 for 1996 and from Inception.

     In connection with the termination of the Joint Venture and the restructuring of the relationship between the Company and Johnson Controls, the Company agreed to engage in technology transfer services which will allow Johnson Controls to deploy TMF(TM) technology in specified markets in commercial quantities. In exchange for services to be performed under the technology transfer agreement, the Company received Johnson Controls' interest in the net assets of the Joint Venture in the amount of

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

$746,343 during 1996, and a cash payment of $2,750,000 from Johnson Controls during 1997. The Company recognized $1,748,174 and $1,748,169 of revenue related to this agreement during the years ended December 31, 1998 and 1997, respectively. Related deferred revenue balances were $0 and $1,748,174 at December 31, 1998 and 1997, respectively. In October, 1998 the Company completed the technology transfer and recognized the remaining revenue relating to the agreement.

     In addition, the Company granted Johnson Controls, Inc. a license to make and sell TMF(TM) batteries in markets related to auto/truck primary starting, hybrid electric vehicles, lawn and garden equipment starting, motorcycle starting and uninterruptible power supplies. The Company will receive royalties on all units sold by Johnson Controls into these markets which incorporate the Company's TMF(TM) technology, subject to certain minimum royalties payable each year. In 1998 and 1997, the Company received $295,000 and $160,000, respectively, in minimum royalties. The Company and Johnson Controls also entered into a cross supply agreement pursuant to which they will supply each other with TMF(TM) battery products.

(6) NOTES PAYABLE

     The Company has entered into a senior loan and security agreement (the "Agreement") whereby the Company may borrow, in one or more borrowings, an amount not to exceed $1,500,000 in the aggregate. At December 31, 1998, cumulative borrowings under the Agreement totaled $862,915. No further borrowings are allowed under the terms of this Agreement. The Company has granted a first perfected security interest in certain of its equipment, machinery and fixtures as collateral to these borrowings. At December 31, 1998, $107,844 is outstanding under the Agreement.

     The notes payable under the Agreement at December 31, 1998 and 1997, bear interest at rates varying from 9.1% to 10.0% (weighted average interest rate of 9.4% at December 31, 1998), due on varying dates through January 2000 and require monthly payments of principal and interest totaling $12,838.

     In connection with the Agreement, the Company issued warrants to the lender. Under the terms of the warrants, the lender may acquire up to 10,500 shares and 8,625 shares of the Company's Common Stock for $3.00 and $6.00 per share, respectively.

     In March 1997, the Company entered into a senior loan and security agreement ("the Loan Agreement"), whereby the Company may borrow, in one or more borrowings, an amount not to exceed $13 million in the aggregate. At December 31, 1998, cumulative borrowings under the Loan Agreement totaled $12.26 million. The Company has a first perfected security interest in certain of its tenant improvements in its Golden, Colorado facility and in its recently installed commercial production line as collateral. At December 31, 1998, $10,273,201 is outstanding under the Loan Agreement.

     The notes payable under the Loan Agreement at December 31, 1998 and 1997 bear interest at rates varying from 12.8% to 17.2% (weighted average interest rate of 14.0% at December 31, 1998), are due on varying dates through June 2003 and require monthly payments of principal and interest totaling $213,557.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

     The aggregate maturities of the notes payable are as follows:

1999........................................................   $ 1,521,842
2000........................................................     2,073,662
2001........................................................     2,209,367
2002........................................................     1,821,190
2003........................................................     1,884,339
Thereafter..................................................       870,645
                                                               -----------
                                                               $10,381,045
                                                               ===========

(7) COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and production facility under an eleven-year lease with two five-year renewal options. The Company also leases certain office equipment under lease agreements which terminate in 2002. Future minimum commitments under these leases are as follows:

1999........................................................   $  636,588
2000........................................................      626,986
2001........................................................      603,011
2002........................................................      534,761
2003........................................................      533,490
Thereafter..................................................    2,311,612
                                                               ----------
                                                               $5,246,448
                                                               ==========

     Monthly rental payments for the Company's office and manufacturing space are approximately $45,000. Rent expense for the years ended December 31, 1998, 1997 and 1996 and from Inception to December 31, 1998 was $461,119, $482,584,
$167,726, and $1,447,414, respectively.

     The Company has entered into employment agreements with certain executives that provide for specified severance payments should the Company terminate the executive's employment with the Company, other than for cause. The amount to be paid is subject to reduction in certain circumstances.

     The Company has a 401(k) plan under which eligible employees may defer up to 20% of their compensation. The Company may make matching contributions and discretionary contributions if approved by the Board of Directors. For 1998, 1997, 1996 and since Inception, no employer matching or discretionary contributions were made to the Plan.

     The Company is subject to certain environmental and other regulations primarily administered by the United States Environmental Protection Agency and various state agencies. Management of the Company believes it has complied with all material aspects associated with these regulations.

     The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

(8) ACCRUED COMPENSATION AND OTHER ACCRUED LIABILITIES

     The components of accrued compensation and other accrued liabilities are as follows:

                                                                 1998        1997
                                                              ----------   --------
Accrued vacation............................................  $  250,676   $179,939
Employee stock purchase plan payable........................      60,523     55,897
Property taxes payable......................................     218,016     36,925
Accrued commissions and bonuses.............................     344,400    327,000
Compensation payable........................................     178,386     83,874
Accrued interest............................................     120,149         --
Unbilled services...........................................     230,958    270,156
                                                              ----------   --------
                                                              $1,403,108   $953,791
                                                              ==========   ========

(9) INCOME TAXES

     The Company has had losses since Inception, and therefore has not been subject to federal or state income taxes. As of December 31, 1998, the Company had an accumulated net operating loss ("NOL") carryforward for income tax purposes of approximately $34.6 million. The carryforward is subject to examination by the tax authorities and expires at various dates through the year 2013. The Tax Reform Act of 1986 contains provisions that may limit the NOL carryforwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change of ownership of a company greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. The private placement sale of the 1997 Series A in October 1997 resulted in such a change of ownership and the Company estimates that the resulting NOL carryforward limitation will be approximately $6.8 million per year for periods subsequent to October, 1997. The Company does not believe that this limitation will affect the eventual utilization of its total NOL carryforwards.

     Deferred tax assets and liabilities consist of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                                1998          1997
                                                            ------------   -----------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 13,459,592   $ 7,938,406
  Deferred revenue........................................        13,388       696,886
  Accrued compensation....................................       251,264       225,987
  Other...................................................        89,258        58,384
                                                            ------------   -----------
                                                              13,813,502     8,919,663
  Less valuation allowance................................   (12,297,020)   (8,496,336)
                                                            ------------   -----------
                                                               1,516,482       423,327
Deferred tax liability:
  Depreciation differences................................    (1,388,301)     (343,919)
  Capitalized patent costs................................      (128,181)      (79,408)
                                                            ------------   -----------
                                                              (1,516,482)     (423,327)
                                                            ------------   -----------
  Net deferred taxes......................................  $          0   $         0
                                                            ============   ===========

                        BOLDER TECHNOLOGIES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998

     The Company's net deferred tax assets represent a previously unrecognized tax benefit. Recognition of these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the entire tax benefit and no benefit for income taxes has been recognized in the accompanying statements of operations.

     The differences in income taxes provided and the amounts determined by applying the federal statutory rate to income taxes result from the following:

                                                   1998          1997          1996
                                                -----------   -----------   -----------
Income tax benefit using federal statutory
rate..........................................  $(3,480,389)  $(3,062,298)  $(1,456,032)
State income tax benefit......................     (323,179)     (284,356)     (135,203)
Meals and entertainment and other.............        2,883        12,370         6,389
Change in valuation allowance.................    3,800,685     3,334,284     1,584,846
                                                -----------   -----------   -----------
                                                $         0   $         0   $         0
                                                ===========   ===========   ===========

(10) BUSINESS SEGMENT INFORMATION

     In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

     Below is a listing of major customers, each of which comprised more than 10% of revenues:

                                    1998                   1997                  1996
                            --------------------   --------------------   ------------------
                              AMOUNT     PERCENT     AMOUNT     PERCENT    AMOUNT    PERCENT
                            ----------   -------   ----------   -------   --------   -------
Johnson Controls..........  $2,055,810     84%     $1,952,367     77%           --      --
United States Government
  SBIR Contract...........  $  367,436     15%     $  280,786     11%     $ 72,458     15%
Customer 2................          --      --     $  277,500     11%     $360,000     76%

                               [BOLDER TECH LOGO]

                        BOLDER Technologies Corporation

                      COMMON STOCK, PREFERRED STOCK, DEBT
                   SECURITIES, DEPOSITARY SHARES AND WARRANTS

                            ------------------------

     We may offer from time to time up to $30,000,000 of our common stock, preferred stock, debt securities, depository shares, or warrants. When we offer securities, we will provide you with a prospectus supplement or term sheet describing the terms of the specific issue of securities, including the offering price of the securities.

     You should read this prospectus and the prospectus supplement or term sheet carefully before you invest. The prospectus supplement or term sheet for each offering of securities will describe in more detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see "Plan of Distribution" on page 25.

     Our address and telephone number are: BOLDER Technologies Corporation., 4403 Table Mountain Drive, Golden, Colorado 80403, (303) 215-7200.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR SECURITIES.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                               September 17, 1999

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................     2
Forward-Looking Statements..................................     3
About this Prospectus.......................................     4
The Company.................................................     4
Risk Factors................................................     7
Use of Proceeds.............................................    16
Ratio of Earnings to Fixed Charges and Ratio of Earnings To
  Combined Fixed Charges and Preferred Stock Dividends......    16
The Securities..............................................    17
Description of Common Stock.................................    17
Description of Preferred Sock...............................    19
Description of Debt Securities..............................    22
Description of Depository Shares............................    23
Description of Warrants.....................................    24
Plan of Distribution........................................    25
Legal Matters...............................................    26
Experts.....................................................    26

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. You can also inspect such materials at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C.

     Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site, "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supercedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus. Information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the period ended March 31, 1999;

     - Quarterly Report on Form 10-Q for the period ended June 30, 1999;

     - Definitive Proxy Statement dated April 30, 1999; and

     - The description of common stock contained in our Registration Statement on Form 8-A declared effective by the Securities and Exchange Commission on April 29, 1996, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings (excluding exhibits which are not specifically incorporated by reference into this prospectus), at no cost to you, by writing or telephoning us at:

                        BOLDER Technologies Corporation
                           4403 Table Mountain Drive
                             Golden, Colorado 80403
                         Attention: Investor Relations
                           Telephone: (303) 215-7200
                            http://www.boldertmf.com

     This prospectus constitutes a part of a registration statement on Form S-3 that has been filed with the SEC. SEC rules permit us to omit certain of the information contained in the registration statement. For such information, please refer to the registration statement on file with the SEC, including the exhibits to the registration statement. The information contained on our Web site does not constitute a part of this prospectus.
                            ------------------------

     YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     Statements about our expectations and all other statements made in this registration statement or incorporated by reference hereby, other than historical facts, are forward-looking statements. Those statements include words such as "anticipate," "estimate," "project," "intend" and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of BOLDER Technologies Corporation or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference in this prospectus. These factors, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, a copy of which may be obtained from us without charge. See "Where You Can Find More Information."

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-86235) that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $30,000,000 of any of the following securities, either separately or in units: common stock, preferred stock, debt securities, depositary shares representing preferred stock, and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement or term sheet that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement or term sheet may also add to, update or change information contained or incorporated in this prospectus.

                                  THE COMPANY

     BOLDER Technologies Corporation ("BOLDER") is an energy technology company that is developing and commercializing advanced, high power, rechargeable battery systems based on our patented thin metal film ("TMF(TM)") technology. Our TMF(TM) battery uses proven lead acid electrochemistry in a proprietary configuration that has higher power density than any other commercially available battery system. We believe that our TMF(TM) batteries are attractive for many existing battery-powered applications that require very large bursts of power, and will enable new applications that could not previously be powered by batteries. In addition, we believe that the combination of the following characteristics of our TMF(TM) battery systems offers advantages over commercially available rechargeable batteries in a broad range of current and future applications.

     - HIGH POWER. We believe our TMF(TM) batteries can deliver higher sustained power density than any other commercially available battery technology. This is important in existing applications such as high power/pulse power tools, specialty standby power, power quality and engine starting, and may enable new applications ranging from high performance hybrid electric vehicles to an automotive starting battery that weighs substantially less than conventional automotive starting batteries.

     - COST EFFECTIVE. TMF(TM) batteries are manufactured using inexpensive, readily available raw materials. In addition, we believe our manufacturing process will be cost effective at high volumes.

     - NO MEMORY EFFECT. TMF(TM) batteries do not suffer from the memory effect that reduces the capacity of nickel cadmium ("NiCd") batteries if they are partially discharged and recharged repeatedly.

     - SMALL SIZE. In high power applications, such as high power/pulse power tools, automotive starting and standby power, TMF(TM) batteries can do the same amount of work as much larger conventional rechargeable batteries. Since the battery system typically accounts for a significant part of the physical volume and weight of these products, TMF(TM) technology can make such products easier to use and/or less expensive to manufacture by enabling reductions in product size.

     - FASTER RECHARGE. TMF(TM) batteries can be recharged to full capacity in less than five minutes with an appropriate charger, allowing the device to be back to work quickly, thus increasing the "up time" of the device.

     - STABLE DISCHARGE VOLTAGE. In some applications, notably standby power, electronic circuits must be used to compensate for the voltage drop during discharge of other types of rechargeable batteries. TMF(TM) batteries have very stable voltage during high rate discharge, and thus provide more consistent performance and potentially reduce the need for and cost of voltage regulation.

     - COOL OPERATION. High power operation of batteries typically generates significant heat that must be accommodated in the design of products, such as standby power systems or professional power tools. The low impedance of TMF(TM) batteries greatly reduces the amount of heat generated by the battery, thus simplifying product design.

     - SUPERIOR COLD TEMPERATURE OPERATION. All batteries lose capacity as the temperature drops. TMF(TM) batteries lose much less of their room temperature capacity at lower temperatures than do conventional batteries.

     - EXTREMELY RAPID RESPONSE. TMF(TM) batteries deliver energy when requested much more rapidly than conventional batteries.

     - EASY TO RECYCLE. Environmental concerns have made recycling of batteries increasingly important. Unlike many existing and emerging battery technologies, TMF(TM) batteries are readily handled by the well developed recycling process that is currently used to recycle approximately 90 percent of the lead acid batteries in the United States.

     We have focused our initial product development efforts on our sub-C cell, which was introduced in October 1998. The sub-C cell can be used as a modular building block for battery packs that can be used in a variety of applications.

     In May 1997, we moved to a new 127,000 square foot leased manufacturing facility and corporate headquarters in Golden, Colorado. The facility is designed to accommodate multiple production lines and two research and development lines, as well as all of our other operations. In the third quarter of 1997, we received our first high-volume manufacturing line from our vendor. The manufacturing line is designed to produce four million sub-C two-volt battery cells per year.

     For approximately one year after we received our production line, we focused most of our resources on qualifying the line for commercial production. We completed a process of debugging, testing and qualifying the production line, as well as making appropriate modifications to the line, in the fourth quarter of 1998. We are currently producing several thousand sub-C cells per month for sampling, to fulfill small orders, to conduct experiments to improve our production process and product performance, and to build inventory for assembly of the BOLDER SECURESTART(TM) instant engine starting product that we introduced in August 1999.

     We believe that the task of improving the efficiency of our first production line, the efficiency of the overall manufacturing process, and the performance of our TMF(TM) battery products will be an ongoing activity, as with any new process technology, even beyond the start of our commercial operations. Additional modifications will be required from time to time to improve the production capability of the line. Similarly, changes in the design of our products will be required from time to time to improve product performance.

     Recently, we have begun to focus on the design and introduction of a series of end-use customer products based on our TMF(TM) technology. On August 5, 1999, we introduced the BOLDER SECURESTART(TM), an instant engine starter, which is based on our TMF(TM) technology and, specifically, the sub-C cell. In addition, in June 1999 we announced an agreement with Snap-on Tools Company, a subsidiary of Snap-on Incorporated, to supply our TMF(TM) battery technology to a line of Snap-on products for professional auto technicians.

     We are also working with prospective OEM customers to develop market opportunities and leverage our resources. Presently, certain of our prospective OEM customers are testing and evaluating our TMF(TM) batteries. These companies may design our TMF(TM) batteries into one or more of their products. However, we currently expect only modest product shipments to our prospective OEM customers prior to the completion of their testing and evaluation processes. In addition, there can be no assurance that our prospective OEM customers will design our TMF(TM) batteries into any of their products.

     We currently expect that:

     - we will generate revenues primarily from the sale of our TMF(TM)-based products;

     - product shipments and resulting revenues will remain at nominal levels until we begin to ship our SECURESTART(TM) product in or after the fourth quarter of 1999; and

     - the majority of our near-term revenues to be generated from sales of our SECURESTART(TM) product.

     In June 1995, we entered into a joint venture with Johnson Controls, Inc. ("JCI"), one of the world's leading suppliers of automotive batteries. The primary objective of the joint venture was to develop high volume manufacturing technology for TMF(TM) batteries. In 1997, after the joint venture had substantially completed its primary objective, the joint venture was terminated and we entered into a new relationship with JCI. Under the terms of the new relationship, which were finalized in July 1997, JCI will separately implement TMF(TM) battery-manufacturing facilities to best meet the unique requirements of its markets. In connection with the termination of the joint venture, we received a cash payment from JCI, retained all of the tangible net assets of the joint venture, granted JCI certain royalty-bearing licenses, committed to provide certain technology transfer services to JCI, and entered into a cross supply agreement with JCI pursuant to which each party has agreed to supply the other party with minimum quantities of TMF(TM) battery products for several years. Each of the licenses that we granted to JCI in connection with the termination of the joint venture is royalty bearing, and certain of the licenses are subject to minimum royalties and minimum performance criteria. We completed all of our obligations to provide technology transfer services to JCI in 1998.

     We were incorporated in Colorado in 1991 and reincorporated in Delaware in 1993. Our executive offices are located at 4403 Table Mountain Drive, Golden, Colorado 80403, and our telephone number is (303) 215-7200. Our Web site address is "www.boldertmf.com." Information contained on our Web site does not constitute part of this prospectus.

     References in this prospectus to "BOLDER," "we," "our," and "us" refer to BOLDER Technologies Corporation, a Delaware corporation.

                                  RISK FACTORS

     An investment in the securities being offered by this prospectus involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. We will describe the risks relating specifically to the different types of securities we may offer under this registration statement in the supplemental prospectus or term sheet relating thereto.

     If any of the events described in the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY, HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO MANY RISKS APPLICABLE TO A YOUNG COMPANY.

     Since our inception in 1991, we have been principally engaged in research and development activities relating to our TMF(TM) batteries. To date, our revenues have been derived solely from technology transfer services, license fees, federal Small Business Innovation Research research and development agreements, customer funded research and development agreements and limited sales of prototype batteries. Since inception, we have generated revenues of approximately $389,000 from sales of our batteries. We did not commence initial, limited commercial production of our TMF(TM) batteries until October 1998. We do not expect a significant volume of product shipments and resulting product sales revenues prior to the fourth quarter of 1999. The market for our products is unproven.

     We will encounter the risks and difficulties frequently encountered by development stage companies in new and evolving markets. We may not successfully address any of these issues.

WE HAVE A HISTORY OF LOSSES, WE EXPECT TO LOSE MONEY IN THE FUTURE AND WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

     We have not achieved profitability or material revenues from the sale of battery products. As of June 30, 1999, we had an accumulated deficit of $39.8 million. We do not expect to have material product revenues until the fourth quarter of 1999 at the earliest. We do not expect to have a profitable quarter prior to the second half of 2000 or thereafter. We expect to incur significant losses as we continue to incur significant sales and marketing, research and development and general and administrative expenses. There is no guarantee that we will ever be profitable or, if we do achieve profitability, that we will sustain or increase profitability on a quarterly or annual basis in the future.

MARKET ACCEPTANCE OF OUR TMF(TM) BATTERIES AND END-USE PRODUCTS IS UNCERTAIN.

     The markets for our TMF(TM) batteries and end-use products are unproven and our TMF(TM) batteries and end-use products have not achieved any degree of market acceptance. To achieve market acceptance, our TMF(TM) batteries and end-use products must offer significant price and/or performance advantages over other current and potential alternatives in a broad range of applications. We cannot guarantee that our TMF(TM) batteries or end-use products will achieve or sustain any such advantages. Even if our TMF(TM) batteries and/or end-use products provide meaningful price or performance advantages, we cannot be certain that they will achieve or maintain market acceptance in any potential market application. The success of our TMF(TM) batteries also will depend upon the level of market acceptance of our OEMs' and other customers' end products which incorporate our TMF(TM) batteries, over which we have no control. We expect that our future financial performance will depend significantly on the successful sales, implementation and market acceptance of our TMF(TM) batteries and end-use products, which may not occur on a timely basis or at all.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MEET CUSTOMER REQUIREMENTS.

     Our success will depend significantly on our ability to meet end-use and OEM customer requirements by developing and introducing on a timely basis new products and enhanced or modified versions of our existing products. Certain of our OEM customers may require unique configurations or custom designs for battery systems which must be developed and integrated in the OEM's product well before the product is launched by the OEM. As a result, a substantial lead time may exist between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system.

     If we are unable to design, develop and introduce products that meet our end-use or OEM customer's requirements on a timely basis, our business, operating results and financial condition could be materially and adversely affected.

WE ARE NOT EXPERIENCED IN THE RETAIL MARKETING OF END-USER PRODUCTS. WE WILL DEPEND UPON OUTSIDE SALES REPRESENTATIVES AND RESELLERS TO DEVELOP THE RETAIL SALES CHANNEL FOR OUR END-USER PRODUCTS.

     We have announced plans to introduce a line of end-user products based on TMF(TM) batteries beginning in the fourth quarter of 1999. We expect that end-user products will account for a significant portion of our product revenues. We intend to market these products in retail stores and other consumer distribution outlets. We do not have any experience in the promotion, advertising and distribution of retail products to consumers, and our efforts to develop a retail sales channel may be unsuccessful.

     To develop the retail sales channel, we will depend upon outside sales representatives, distributors, resellers and retail operators. It is likely that our agreements with such persons will not be exclusive, will not have minimum purchase or resale requirements, and may be terminated by either party without cause. These persons may carry products that are competitive with our products, may not give a high priority to the marketing of our products, or may not continue to carry our products. They may give a higher priority to other products, including the products of competitors. We may not be able to obtain or retain the sales representatives, distributors, resellers or retailers needed to develop the retail sales channel.

     During the initial phase of our product introductions, we may receive significant initial "stocking orders" from retailers. These stock orders may not recur, and may take some time to be absorbed through our distribution channel and into the hands of end users. Accordingly, our revenue from such products may be erratic and volatile until our products are widely distributed and accepted by the market.

IF OUR ORIGINAL EQUIPMENT MANUFACTURER CHANNEL DOES NOT PERFORM ADEQUATELY, OUR BUSINESS COULD BE HARMED.

     We expect that product sales to OEMs will account for a portion of our product revenues. We may fail to implement this strategy. We are currently investing, and intend to continue to invest, resources to develop this sales channel. Such investments could seriously harm our operating margins. We depend on our OEMs' abilities to develop product enhancements or new products on a timely and cost-effective basis that will meet changing customer needs and respond to emerging industry standards and other technological changes. Our OEMs may not effectively meet these technological challenges. These original equipment manufacturers:

     - Are not within our control;

     - May incorporate into their products the technologies of other companies in addition to or in place of our technologies; and

     - Are not obligated to purchase our products.

     Our OEMs may not continue to carry our products. Our inability to recruit, or our loss of, important original equipment manufacturers could have a negative impact on our business.

WE ARE DEPENDENT UPON EFFECTIVE STRATEGIC RELATIONSHIPS.

     We expect to rely on a limited number of strategic relationships to accelerate the commercialization of our products by assisting in the design and development of products for certain applications, as well as to provide manufacturing and marketing expertise. We currently have strategic relationships with Johnson Controls and three VAPs located throughout North America and Europe.

     We may be unable to enter into any other such partnerships and existing relationships may not achieve their goals. The success of any strategic partnership is dependent upon the following:

     - the general business condition of our partner;

     - our partner's commitment to the strategic partnership;

     - the skills and experience of our partner's employees responsible for the strategic partnership; and

     - our partner's timely and satisfactory performance of its obligations under the partnership.

     To the extent we enter into strategic partnerships, the terms of the partnerships may require us and our partners to share revenues and/or expenses from certain activities or for us to grant to our partners licenses to manufacture, market and/or sell products based upon our TMF(TM) technology, which could adversely affect our business, operating results and financial condition.

WE ARE IN THE EARLY STAGES OF MANUFACTURING AND MUST CONTINUE TO DEVELOP OUR MANUFACTURING CAPABILITIES.

     The difficulties and risks related to the implementation of our manufacturing line and new process technology have in the past and may in the future materially and adversely affect our operating results.

     We did not commence initial commercial production of our TMF(TM) batteries until October 1998. We are currently producing several thousand batteries per month for sampling, to fulfill small orders, to conduct experiments to improve our production process and product performance, and to build inventory for assembly of the BOLDER SECURESTART(TM) instant engine starting product that we introduced in August 1999. Although our initial automated production line is installed, qualified and functional, we have not yet operated this line at full capacity over an extended period of time.

     A key determinant of our current and future production capacity and profitability is the production yield of our manufacturing process. Failure to achieve acceptable yields of commercial quality batteries in commercial quantities, and thereby reduce our unit manufacturing costs, would negatively affect our profitability. In addition, failure to continue volume manufacturing on a timely basis could damage customer relationships and result in lost opportunities. Any such failure would have a material adverse effect on our business, operating results and financial condition.

     In order to continue to scale up our manufacturing capacity, we will need to complete fabrication, installation and qualification of additional automated production equipment. In addition, as part of our manufacturing ramp-up, we will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in the Denver metropolitan area, the site of our manufacturing facility, is limited due to a relatively low unemployment rate. The continued implementation of our manufacturing facility will continue to require substantial engineering work and expenses and is subject to significant risks, including risks of cost overruns and significant delays.

WE RELY ON THIRD PARTIES TO MANUFACTURE PARTS FOR AND ASSEMBLE CERTAIN OF OUR PRODUCTS.

     We currently rely on a third party to manufacture parts for and assemble our SECURESTART(TM) product. In addition, we may outsource additional manufacturing and assembly work relating to our products in the future. Our business, operating results and financial condition could be materially and adversely affected if one or more of our contractors fails to perform its manufacturing, assembly, or other obligations to us in a timely and satisfactory manner.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.

     The battery industry has experienced, and is expected to continue to experience, rapid technological change. Various companies are seeking to enhance traditional battery technologies, such as lead acid and NiCd and other companies have recently introduced or are developing rechargeable batteries based on nickel metal hydride, lithium and other emerging and potential technologies. If competing technologies that outperform our batteries are developed and successfully introduced, our business, operating results and financial condition will be materially and adversely affected.

     In addition, the instant engine starting industry has experienced, and is expected to continue to experience, rapid technological changes. Various companies are seeking to enhance instant engine starting technologies and have introduced or are developing instant engine starting products that will compete with our instant engine starting products. If competing technologies that outperform our instant engine starting products are developed and successfully introduced, our business, operating results and financial condition could be materially and adversely affected.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN NEEDED.

     We will require substantial funds to build and operate commercial manufacturing facilities, to market our products and to conduct the necessary research and development and testing of our products. We believe that our current cash reserves and cash flows from operations should be adequate to fund our operations at least through the first quarter of 2000. In order to continue planned operations beyond the first quarter of 2000 and to provide funds for additional production capacity, we will need to access additional sources of equity capital or debt. If our capital requirements or revenue vary materially from our current plans or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. We are unable to predict the precise amount of future capital that we may require. Additional financing may not be available when we require it, and the form and terms of any such available financing may not be acceptable.

     If we cannot obtain adequate funds on acceptable terms, then:

     - we may have to delay, scale back or eliminate one or more of our development programs;

     - we may have to delay, scale back or eliminate any substantial expansion of fully-automated manufacturing capacity;

     - we may have to curtail or otherwise discontinue the development, manufacture or sale of our TMF(TM) battery systems;

     - we may have to sell additional securities on terms that could be dilutive to our stockholders;

     - we may be unable to take advantage of strategic opportunities or respond to competitive pressures;

     - we may be unable to develop or enhance our products; and

     - we may have to seek a merger partner or suspend operations.

     Any of these failures could have a material adverse effect on our business, operating results and financial condition.

INTENSE COMPETITION EXISTS IN THE BATTERY AND INSTANT ENGINE STARTING INDUSTRIES AND WE EXPECT COMPETITION TO CONTINUE TO INTENSIFY.

     Competition in the battery and instant engine starting industries is intense. We expect that competition will continue to intensify.

     Currently, our primary instant engine starting competitors include:

     - Century Manufacturing Co., an affiliate of Pentair, Inc.; and

     - K&K Jump Start/Chargers, Inc.

     In applications such as portable tools and appliances and certain electronic and medical products, our primary competitors are suppliers of NiCd batteries, including:

     - SANYO Energy (USA) Corporation;

     - Panasonic Industrial Company, a division of Matsushita Electric Corporation of America;

     - Energizer Power Systems, a division of Eveready Battery Company; and

     - SAFT America, Inc.

     In applications such as car starting, standby power and certain medical and electronics applications, our primary competitors are suppliers of lead acid batteries:

     - Suppliers of automotive batteries include Johnson Controls, Inc., Exide Corporation, GNB Inc. and Delphi Automotive Systems Corporation, formerly a division of General Motors Corporation; and

     - Suppliers of small lead acid batteries used in non-automotive applications include Yuasa Exide, Inc., Exide Corporation, Matsushita Electric Corporation of America, Hawker Energy Products, Inc., CSB Battery of America Corp. and GS Battery USA, Inc., a division of Japan Storage Battery Co., Limited.

     In addition, we have granted Johnson Controls certain license rights which allow Johnson Controls to compete with us in lawn and garden starting, motorcycle starting, hybrid electric vehicles, standby power, and emergency jump-starting batteries.

     We may not be able to compete successfully against our current or future competitors. Many of our competitors have established positions in the market, greater name recognition, financial, technical, marketing, sales, manufacturing, distribution and other resources and long standing relationships with OEMs and other customers. These factors may place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Specifically, we may not be able to compete successfully with Johnson Controls in the markets where Johnson Controls has a royalty-bearing license from us. Additionally, our competitors may develop services that are superior to ours or that achieve greater market acceptance. Our inability to successfully respond to competitive pressures would have a material adverse effect on our business, operating results and financial condition.

FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our transition from a development stage company to a manufacturing company has strained and will continue to strain our managerial, operational and financial resources. If our products achieve market acceptance, we will need to further increase our number of employees and enhance our operating systems and practices. We must effectively manage our operational and financial systems, procedures and controls to manage this future growth. Further, our transition from a research and development focused entity to a manufacturing and customer focused entity will require new processes and activities that we have not done before.

A NUMBER OF FACTORS COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND OUR STOCK PRICE TO FALL.

     We expect our annual and quarterly operating results to fluctuate significantly in the future. It is possible that in some future periods our results may be below expectations of public market analysts and investors. If this occurs, the trading price of our securities could significantly decline. Our operating results may fluctuate in the future due to a variety of factors, not all of which are in our control. These factors include:

     - the size and timing of individual purchase orders;

     - market acceptance of our battery and end-use products, including our instant engine starting products;

     - implementation of additional automated production capacity;

     - manufacturing yields and efficiency;

     - changes in our operating expenses;

     - product development programs;

     - the long sales cycle in the OEM market for our products; and

     - general industry and economic conditions.

     The success of our business depends on increasing revenues to offset expenses. We cannot assure you that we will generate sufficient revenues to offset our expenses. If our revenues are less than expected, or if we increase our spending ahead of our revenue growth, our business, financial condition and operating results will be materially and adversely affected. You should not rely on annual or quarter-to-quarter comparisons of our operating results as an indication of future performance.

WE ARE DEPENDENT ON OUR SUPPLIERS FOR RAW MATERIALS.

     We are dependent on sole or limited source suppliers for certain key raw materials used in our products, particularly thin lead foil, lead oxide, molded components, separators, acid and expander components. We have qualified, or we are in the process of qualifying, second or additional sources for all primary product components. We generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and we have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. If our suppliers are unable to meet our quality and volume requirements for raw materials in a timely manner and at an acceptable cost, it could have a material adverse effect on our business, financial condition and operating results.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Patents, trade secrets and other proprietary rights are important to our success and competitive position. Our efforts to protect our proprietary rights may be inadequate and may not prevent others from claiming violations by us of their proprietary rights.

     We hold seven issued United States patents which expire beginning in 2008 and ending in 2016. We also have four issued foreign patents. In addition, we have ten patents pending in the United States, as well as a number of foreign patents pending. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions.

     We cannot be certain that our pending applications will result in issued patents or that foreign patent applications related to issued United States patents will issue. Because the status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain, we cannot be certain that any of our issued patents will afford meaningful protection against competitors with similar technology. In addition, with respect to foreign patents, some foreign countries provide significantly less patent protection than the United States.

     In addition to patent protection, we rely on the law of unfair competition and trade secrets to protect our proprietary rights.

     The unauthorized misappropriation of our proprietary rights could have a material adverse effect on our business, financial condition and operating results. Other companies may infringe upon our patents and other proprietary rights or may obtain patents that will require us to license or design around such patents. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and the outcome could be uncertain. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost and may result in an adverse decision as to the priority of our inventions.

WE ARE SUBJECT TO CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT.

     We may be subject to claims alleging that we have infringed third party proprietary rights. If we were to discover that any of our products infringed third party rights, we may not be able to obtain permission to use those rights on commercially reasonable terms. If we resort to legal proceedings to enforce our proprietary rights or defend against alleged infringements, the proceedings could be burdensome and expensive and could involve a high degree of risk. Any of these events could have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE LOSE KEY
PERSONNEL.

     We believe that our success will depend on the continued services of our senior management team and other key personnel. The loss of the services of any of our senior management team or other key employees could materially adversely affect our business, operating results and financial condition. In addition, we rely on consultants and advisors to assist us in formulating our research and development strategy. We do not have fixed term employment contracts with any of our key executives. We maintain key person life insurance on Daniel S. Lankford, our President and Chief Executive Officer, Sandra D. Schreiber, our Senior Vice President -- Systems and Supply Chain, and Arthur S. Homa, our Senior Vice President -- Technology and Manufacturing.

OUR BUSINESS WILL SUFFER IF WE DO NOT ATTRACT AND RETAIN HIGHLY SKILLED
PERSONNEL.

     In order to continue to pursue our product development and marketing plans, our future success depends on our ability to identify, attract, hire and train highly skilled scientific, manufacturing and sales and marketing personnel. These requirements are also expected to demand the addition of management personnel and the development of additional expertise by existing management personnel. Our failure to attract and retain the necessary scientific, manufacturing and sales and marketing personnel could materially and adversely affect our business, operating results and financial condition, including our ability to conclude collaborations with additional corporate partners.

OUR INABILITY TO COMPLY WITH ENVIRONMENTAL REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     Our operations involve the storage, use and disposal of a number of toxic and hazardous materials, including lead, lead oxide, sulfuric acid, solvents and adhesives. As a result, we are required to maintain our research and manufacturing operations in compliance with United States federal, state and local laws and regulations, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, that govern the storage, use and disposal of various chemicals used in and waste materials produced by the manufacture of our TMF(TM) batteries.

     For example, our manufacturing facilities each include an enclosed area specifically designed for the mixing of lead oxide paste, the pasting of the lead foil and the winding of the cells. Employees operating in these areas are instructed in the use of safety equipment such as gloves, protective clothing and respirators and are required under Occupational Safety and Health Administration guidelines to submit to blood monitoring tests on a periodic basis which are undertaken by an outside, independent agency.

     We may be unable to operate in conformity with such laws and regulations in the future. Additionally, changes in such regulations may require us to incur substantial capital or operating costs to achieve or maintain compliance. Any failure by us to adequately control the discharge of our hazardous materials and wastes could also subject us to future liabilities, which could be significant.

OUR BUSINESS COULD BE AFFECTED BY YEAR 2000 ISSUES.

     Year 2000 issues refer generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

     We rely upon software in our information systems and manufacturing equipment, most of which was installed and written within the past three years. We have completed an inventory of our critical control systems, computers, and application software.

     We plan to validate each of our internal systems by September 30, 1999. To date, this plan has been implemented through a combination of written vendor confirmations and specific validation testing. We have tested 95% of our equipment and software have found it to be compliant, applied supplier fixes or replaced the equipment. In addition, we have implemented processes to identify and evaluate the Year 2000 status of newly acquired equipment, and to evaluate supplier and customer Year 2000 compliance. These programs will continue through the end of 1999. We intend to maintain contingency plans for each of our key relationships as they arise, such as second sourcing, purchasing additional inventory, and creating joint contingency plans for Year 2000 situations.

     We are not currently aware of any significant operational issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience significant unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems. These problems and costs could seriously harm our business, financial condition and results of operations.

     In addition, we may experience significant unanticipated problems and costs caused by external Year 2000 compliance failures that generally affect industry and commerce, such as utility or transportation company interruptions. Such problems and costs could seriously harm our business, financial condition and results of operations.

     We have funded and will continue to fund our Year 2000 plan from cash balances and have not separately budgeted for these costs in the past. To date, our Year 2000 costs have not been significant and we do not anticipate that we will incur significant costs associated with the Year 2000 in the future. There can be no guarantee, however, that we will not incur significant costs associated with internal and external Year 2000 compliance failures.

     We believe that our most likely risks from Year 2000 issues are external, due to the difficulty of validating key third parties' readiness for Year 2000. Even if we obtain Year 2000 compliance assurances from third parties, there is still a risk that a major supplier of raw materials, or a major OEM customer, could become unreliable due to Year 2000 problems.

OUR PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS.

     Lead acid batteries, including our TMF(TM) battery, may develop significant internal pressures during severe overcharge conditions due to the release of gases as a byproduct of the chemical reaction occurring in the cell. In order to prevent potential pressure build up, our batteries incorporate a Bunsen pressure relief valve which, under normal overcharge conditions, will allow the venting of small amounts of gases, primarily hydrogen and oxygen. If the batteries are subjected to abusive overcharge or overdischarge conditions, larger amounts of these gases may be vented, which, when mixed with air, can cause explosions. In addition, under such conditions, toxic gases and/or sulfuric acid spray may be released. Sulfuric acid can cause burns. Such occurrences may result in product liability claims against us.

     Additionally, we intend to manufacture and retail end user products to consumers, such as instant engine starting products. The sale of such products may expose us to product liability claims from consumers.

     Although we maintain product liability insurance in amounts which we believe are reasonable given the associated risks, we cannot be certain that such insurance will be adequate to cover any potential liability relating to one or more claims of product liability, or that such insurance will be available at an acceptable cost in the future.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

     Approximately 31% of our outstanding stock is owned by two venture capital funds. These stockholders may be able to significantly influence matters that we require our stockholders to approve, including electing directors and approving significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could result in a lower stock price.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE OUR ACQUISITION BY OTHERS AND THUS DEPRESS OUR STOCK PRICE.

     Our corporate documents and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. In particular, we adopted a stockholder rights plan in 1998. These and other provisions might discourage, delay or prevent a change in control of us or a change in our management. These provisions could also limit the price that investors might be willing to pay in the future for our securities.

THE PRICES FOR OUR SECURITIES ARE LIKELY TO BE HIGHLY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL OUR SECURITIES AT OR ABOVE THE OFFERING PRICE.

     The market price of our common stock has been and is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. Investors may not be able to resell their securities following periods of volatility because the market reacts adversely to volatility.

     Factors that could cause volatility in our securities may include, among other things:

     - actual or anticipated variations in our quarterly operating results;

     - if we or our competitors announce technological innovations or new commercial products;

     - changes in governmental regulation;

     - developments in our patents or other proprietary rights or those of our competitors, including litigation;

     - developments in our relationships with current or future collaborative partners;

     - if securities analysts change their financial estimates for us or for our competitors;

     - general conditions or trends in the stock market;

     - if we add or lose key personnel; and

     - if our stockholders sell our securities.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our securities, regardless of our operating performance.

FUTURE SALES OF OUR SECURITIES IN THE PUBLIC MARKET COULD CAUSE THE PRICE OF OUR SECURITIES TO FALL AND DECREASE THE VALUE OF YOUR INVESTMENT.

     The market price of our securities could fall if the holders of our securities sell substantial amounts of our securities, including securities issued upon the exercise of outstanding options and warrants and upon conversion of the outstanding Series A Preferred Stock, in the public market following this offering. Such sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.

     Some of our security holders are entitled to certain registration rights. The exercise of such rights could adversely affect the market price of our securities.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities to repay indebtedness and for general corporate purposes, unless otherwise specified in the prospectus supplement or term sheet relating to such securities. Pending such applications, we will invest the net proceeds in interest-bearing investment grade securities.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     We had no earnings for the periods presented. Accordingly, our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are not meaningful for the periods presented.

     The following table sets forth our deficiency of earnings to fixed charges and deficiency of earnings to combined fixed charges and preferred dividends for the periods presented.

                                    SIX MONTHS
                                      ENDED                          YEAR ENDED DECEMBER 31,
                                     JUNE 30,    ----------------------------------------------------------------
                                       1999         1998          1997          1996         1995         1994
                                    ----------   -----------   -----------   ----------   ----------   ----------
Deficiency of earnings to fixed
charges...........................  $8,296,104   $11,590,207   $ 9,696,729   $3,612,432   $3,313,817   $3,388,268
Deficiency of earnings to combined
  fixed charges and preference
  dividends.......................  $9,160,092   $13,317,324   $10,099,049   $3,612,432   $3,313,817   $3,388,268

                                 THE SECURITIES

     We intend to sell our securities from time to time. These securities may include the following, in each case, as specified by us at the time of offering:
(1) common stock, (2) preferred stock, (3) debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock, (4) depository shares representing preferred stock, and (5) warrants to purchase debt securities, preferred stock, common stock or units representing any combination of the foregoing securities.

     We will offer the securities to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement or term sheet relating to the specific issue of securities. We will offer the securities described in this prospectus either separately or together in one or more series of up to $30,000,000 aggregate public offering price or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of the offering, as shall be designated by us at the time of the offering.

     Our authorized capital stock presently consists of 25,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share, of which 336,200 are designated Series A Preferred Stock and 250,000 are designated Series B Junior Participating Preferred Stock. As of July 31, 1999, there were approximately 320 record holders of our common stock.

                          DESCRIPTION OF COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of BOLDER, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

     American Stock Transfer & Trust Company acts as transfer agent and registrar for the common stock.

SHAREHOLDER RIGHTS PLAN

     Each share of common stock has associated with it one right (a "Right") to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock (or in certain cases other securities) of BOLDER. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of January 23, 1998, between BOLDER and American Stock Transfer & Trust Company, as Rights Agent. Prior to the occurrence of certain specified future events, the rights will not be represented by separate certificates and will be transferable with and only with the associated common stock.

     Pursuant to the Rights Agreement, in the event that, among other things, a third party acquires beneficial ownership of 15% or more of the outstanding shares of the common stock, each holder of Rights will be entitled to purchase securities of BOLDER having a market value equal to twice the purchase price thereof. In addition, Rights held by an Acquiring Person (as defined in the Rights Agreement) will become null and void, nontransferable and nonexercisable.

     Subject to certain limitations, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights will expire on January 23, 2008, unless earlier redeemed by us.

     Our Shareholder Rights Plan may have the effect of discouraging unsolicited takeover attempts.

     The foregoing summary of certain terms of the Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is on file with the Securities and Exchange Commission.

OUTSTANDING REGISTRATION RIGHTS

     Pursuant to an existing agreement between BOLDER and certain of our stockholders, the holders (or their permitted transferees) of approximately 5,091,625 shares of common stock and 49,766 shares of common stock issuable upon the exercise of warrants to purchase common stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at our expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require us, on not more than two occasions, to file a registration statement under the Securities Act, at our expense, with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to certain conditions and limitations. However, the Holders may not require us to file any such registration statement within 90 days of the effective date of any prior registration statement covering our common stock, and we may defer the filing of such registration statement for up to 120 days. Further, certain of the Holders may require us, at our expense, to register their shares of common stock on a Form S-3, subject to certain conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our Certificate of Incorporation (the "Certificate of Incorporation") also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing; provided, however, that the holders of Series A Preferred Stock may, until such time as the Series A Preferred Stock is registered pursuant to any effective registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, act by written consent so long as such action by written consent is solely being taken by, and is only applicable to, the holders of Series A Preferred Stock. Special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors or our chief executive officer. The Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of our board of directors, and that directors can only be removed for cause by a majority vote of our stockholders. In addition, the Certificate of Incorporation provides for the classification of our board of directors into three classes, only one of which shall be elected at any given annual meeting. These provisions may have the effect of delaying, deterring or preventing a change in control of BOLDER, depressing the market price of our common stock or discouraging hostile takeover bids in which our stockholders could receive a premium for their shares of common stock.

LIMITATION ON DIRECTORS' LIABILITY

     The Certificate of Incorporation limits the liability of our directors or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to BOLDER or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited BOLDER and our stockholders.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL DESCRIPTION

     The following description sets forth general terms of preferred stock that we may issue. The terms of any series of the preferred stock will be described in the prospectus supplement or term sheet relating to the preferred stock being offered thereby. The description set forth below and in any prospectus supplement or term sheet does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), which is filed as an exhibit to this registration statement and the Certificate of Designations (the "Certificate of Designations") relating to each particular series of the preferred stock, which will be filed with the Securities and Exchange Commission at or prior to the time of sale of such preferred stock.

     Pursuant to the Certificate of Incorporation, we are authorized to issue up to 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. Our board of directors has the authority, without approval of our stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. Because our board of directors has the power to establish the preferences and rights of each series, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock or other series of preferred stock. The issuance of the preferred stock could have the effect of delaying or preventing a change in control of BOLDER. In connection with our Shareholder Rights Plan, we are obligated to issue shares of Series B Junior Participating Preferred Stock if the shareholder rights become exercisable.

     In addition, as described under "Description of Depositary Shares," we may offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement or term sheet relating to the depositary shares offered thereby) of a share of the particular series of preferred stock issued and deposited with a depositary, in lieu of offering full shares of such series of preferred stock.

     The preferred stock will have the dividend, liquidation, redemption, voting and conversion or exchange rights specified in the prospectus supplement or term sheet relating to the particular series of preferred stock offered thereby. In addition, the applicable prospectus supplement or term sheet will describe the other terms of the preferred stock, including, where applicable, the following:

     - the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

     - the offering price;

     - the dividend rate (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     - any redemption or sinking fund provisions;

     - any conversion or exchange provisions;

     - voting rights, if any;

     - to the extent permitted by applicable law, whether such preferred stock will be issued in certificated or book-entry form;

     - whether such preferred stock will be listed on a national securities exchange or the Nasdaq Stock Market;

     - information with respect to book-entry procedures, if any; and

     - any additional rights, preferences, privileges, limitations and restrictions of such preferred stock (which may not be inconsistent with the provisions of the Certificate of Incorporation or the Certificate of Designations establishing such series of preferred stock).

     The preferred stock will be, when issued against payment therefor, fully paid and nonassessable. Holders thereof will have no preemptive rights to subscribe for any additional securities that we may issue. Unless otherwise specified in the applicable prospectus supplement or term sheet, the shares of each series of preferred stock will rank on a parity with all other outstanding series of preferred stock issued by us as to payment of dividends (except with respect to cumulation thereof) and as to the distribution of assets upon our liquidation, dissolution, or winding up. Each series of preferred stock will rank prior to the common stock, and any other capital stock of ours that is expressly made junior to such series of preferred stock.

OUTSTANDING PREFERRED STOCK

     The Series A Preferred Stock constitutes a single series of our preferred stock. As of August 18, 1999, 336,200 shares of the Series A Preferred Stock are outstanding. All outstanding shares of Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and the holders thereof will not have any preemptive rights in connection therewith. The Series A Preferred Stock is not subject to any sinking fund or other obligation of BOLDER to redeem or retire such shares except as described below. Any Series A Preferred Stock converted, redeemed or otherwise acquired by us will, upon cancellation of such shares, have the status of authorized but unissued preferred stock subject to issuance by our board of directors as shares of preferred stock of any one or more other series but not as shares of Series A Preferred Stock.

     The material rights, powers, preferences and limitations of the Series A Preferred Stock are set forth below:

     - Dividends. Holders of the Series A Preferred Stock are each entitled to receive (and we are required to pay), when, as and if declared by our board of directors, out of the funds of BOLDER legally available therefor, a semi-annual dividend payable in common stock (based upon the common stock's then fair market value) or cash or a combination of common stock and cash, at our option, at an annual rate equal to (i) $4.00 per share to the extent the dividend is paid in cash and (ii) $4.50 per share to the extent the dividend is paid in common stock. If dividends are paid in cash it could require us to pay $1,344,000 annually. If dividends are paid in common stock it will be dilutive to the holders of common stock.

     - Conversion Rights. Each share of Series A Preferred Stock is convertible at the option of the holder thereof at any time, unless previously redeemed, into that number of shares of common stock equal to $50.00 divided by a conversion price per share equal to $15.00, subject to certain adjustments.

     - Liquidation Rights. In the event of any liquidation, dissolution or winding up of BOLDER, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock are each entitled to receive out of assets of BOLDER available for distribution to stockholders, whether from capital surplus or earnings, before any distribution of assets is made to holders of common stock and of any other class of stock of BOLDER ranking junior to the Series A Preferred Stock, liquidating distributions equal to the greater of (i) $50.00 per share of such Series A Preferred Stock or (ii) the amount per share of such Series A Preferred Stock that would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up, plus, in either case, accrued and unpaid dividends.

     - Redemption Rights. Under certain circumstances, the shares of Series A Preferred Stock are redeemable at our option, in whole or in part, at any time or from time to time out of funds legally available therefor, at $50.00 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price"). The Redemption Price may be paid in shares of common stock or cash, or in a combination of common stock and cash, at our option.

     - Redemption at Option of Holder upon a Fundamental Change. If a Fundamental Change (as defined in the Certificate of Designation of the Series A Preferred Stock, a copy of which has previously been filed with the Securities and Exchange Commission) occurs, each holder of Series A Preferred Stock shall have the right, at the holder's option, to require us to redeem all of such holder's Series A Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date selected by us that is not less than 10 nor more than 20 days after the Final Surrender Date (as defined in the Series A Certificate of Designation), at a price per share equal to the Redemption Price. We may, at our option, pay all or any portion of the Redemption Price upon a Fundamental Change in shares of our common stock or any successor corporation.

     - Voting Rights. The holders of Series A Preferred Stock have voting rights on all matters subject to a vote of holders of common stock on an as-converted basis. If the Series A Preferred Stock has not been redeemed prior to October 8, 2003, our board of directors shall be increased and the holders of Series A Preferred Stock that have not been so redeemed shall be entitled, voting as a separate class, to elect additional directors to our board of directors so that the number of additional directors to be elected by the Series A Preferred Stock shall constitute not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to such increase. Such right shall exist until the Series A Preferred Stock is redeemed.

                         DESCRIPTION OF DEBT SECURITIES

     Debt securities will be issued pursuant to an Indenture to be entered into between BOLDER and a qualified trustee to be specified in an applicable prospectus supplement or term sheet (the "Trustee").

     The Indenture will fix the terms of such debt securities, including:

     - the aggregate principal amount of such debt securities and whether there is any limit upon the aggregate principal amount of such debt securities that may be subsequently issued;

     - the date on which such debt securities will mature;

     - the principal amount payable with respect to such debt securities whether at maturity or upon earlier acceleration, and whether such principal amount will be determined with reference to an index, formula or other method;

     - the rate or rates per annum (which may be fixed or variable) at which such debt securities will bear interest, if any;

     - the dates on which such interest, if any, will be payable;

     - the provisions for redemption of such debt securities, if any, the redemption price and any remarketing arrangements relating thereto;

     - the sinking fund requirements, if any, with respect to such debt securities;

     - whether such debt securities are denominated or provide for payment in United States dollars or a foreign currency or units of two or more of such foreign currencies;

     - the form (registered or bearer or both) in which such debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of such debt securities in either form;

     - whether and under what circumstances we must pay additional amounts in respect of such debt securities held by a person who is not a U.S. person (as defined in the prospectus supplement or term sheet, as applicable) in respect of specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay such additional amounts;

     - whether such debt securities are to be issued in global form;

     - the title of the debt securities and the series of which such debt securities shall be a part;

     - the denominations of such debt securities;

     - whether, and the terms and conditions relating to when, we may satisfy certain of our obligations with respect to such debt securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders thereof securities or a combination of cash, other securities and/or property;

     - the terms of the debt securities with respect to the Events of Default set forth in the Indenture;

     - the terms, if any, upon which the debt securities may be convertible into our common stock, preferred stock or depository shares and the terms and conditions upon which such conversion will be effected, including the initial conversion price or rate, and the conversion period;

     - whether, and the terms and conditions relating to when, the debt securities may be transferred separately from warrants when such debt securities and warrants are issued together; and

     - any other terms of the debt securities.

     Reference is made to the prospectus supplement for the terms of the debt securities being offered thereby, including whether such debt securities are senior debt securities or subordinated debt securities. We may deliver to purchasers of securities a term sheet instead of a prospectus supplement. This prospectus may be delivered prior to or concurrently with a term sheet.

     Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as debt securities. The prospectus supplement or term sheet relating to any issue of debt securities will describe any such considerations.

     The debt securities will be issued, to the extent provided in the prospectus supplement or term sheet, in fully registered form without coupons, and/or in bearer form with or without coupons, and in denominations set forth in the prospectus supplement or term sheet. No service charge will be made for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith. The Indenture will provide that debt securities issued thereunder may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement or term sheet will describe the circumstances, if any, under which beneficial owners of any such global debt securities may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal and any premium, additional amounts, and interest on, a global debt security will be payable or deliverable in the manner described in the applicable prospectus supplement or term sheet.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may issue receipts for depositary shares, each of which will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under deposit agreements to be entered into among BOLDER, a bank or trust company, as depository, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, will be filed as an exhibit to this registration statement prior to the issuance of any depositary shares.

     The depositary shares are to be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the depositary, we will cause the depositary to issue the depositary receipts on our behalf. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, conversion, redemption and liquidation rights), all as will be set forth in the prospectus supplement or term sheet relating to the depositary receipts offered thereby.

     The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights specified in the applicable prospectus supplement or term sheet. The applicable prospectus supplement or term sheet will also describe the other terms of depositary shares offered thereby, the deposit agreement relating to such depositary shares and the depositary receipt certificates representing such depositary shares, including the following:

     - the designation, stated value and liquidation preference of such depositary shares and the number of shares offered;

     - the offering price or prices;

     - the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     - any redemption or sinking fund provisions;

     - any conversion or exchange provisions;

     - any material risk factors relating to such depositary shares;

     - the identity of the depositary; and

     - any other terms of such depositary shares.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock, common stock, depository shares or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement or term sheet relating to the warrants offered thereby. A copy of the form of warrant agreement, including the form of warrant certificates representing the warrants reflecting the provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to this registration statement prior to the issuance of any warrants.

     The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, the warrant agreement relating to such warrants and the warrant certificates, including the following:

     - the offering price or prices;

     - the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

     - the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

     - the date on and after which such warrants and the related securities, if any, will be transferable separately;

     - the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

     - any material risk factors relating to such warrants;

     - the identity of the warrant agent; and

     - any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement or term sheet. Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise or the right to vote such underlying securities.

     Prospective purchasers of warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement or term sheet relating to any issue of warrants will describe such considerations.

                              PLAN OF DISTRIBUTION

     We may sell the securities to or through underwriters, through or to dealers, directly to one or more purchasers, or through agents. The prospectus supplement or term sheet with respect to the securities offered thereby will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters or agents. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement or term sheet relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement or term sheet. Unless otherwise set forth in the prospectus supplement or term sheet relating thereto, the obligations of the underwriters or agents to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of securities with respect to which this prospectus is delivered, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement or term sheet relating thereto.

     We may sell securities directly or through agents from time to time at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities with respect to which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement or term sheet relating thereto. Unless otherwise indicated in the prospectus supplement or term sheet, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended.

     If so indicated in the prospectus supplement or term sheet, we will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement or term sheet, none of our directors, officers, or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     The securities may or may not be listed on a national securities exchange or the Nasdaq Stock Market.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for BOLDER Technologies Corporation by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

     The financial statements of BOLDER Technologies Corporation incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                        ADVANTAGES OF TMF(TM) BATTERIES

     The Company believes that the combination of the following characteristics of its TMF(TM) batteries offers advantages over commercially available rechargeable batteries in a broad range of current and potential applications.

     HIGH POWER -- TMF(TM) batteries are designed to quickly and efficiently deliver high bursts of power.

     COST EFFECTIVE -- TMF(TM) batteries are manufactured using readily available, inexpensive raw materials.

     NO MEMORY EFFECT -- TMF(TM) batteries have no memory effect, a negative characteristic of nickel cadmium batteries.

     SMALL SIZE -- Their high power density allows the smaller TMF(TM) batteries to do the same amount of work as larger conventional batteries in high power applications.

     FASTER RECHARGE -- TMF(TM) batteries can be recharged in less than five minutes.

     STABLE DISCHARGE VOLTAGE -- TMF(TM) batteries provide consistent voltage throughout their discharge cycle even during high rate discharge.

     COOL OPERATION -- TMF(TM) batteries have low impedance, which greatly reduces the amount of heat generated by the battery.

     SUPERIOR COLD TEMPERATURE PERFORMANCE -- TMF(TM) batteries lose significantly less of their room temperature capacity at lower temperatures than conventional batteries.

     EXTREMELY RAPID RESPONSE -- TMF(TM) batteries deliver energy much more rapidly than other commercially available batteries.

     EASY TO RECYCLE -- TMF(TM) batteries can be readily recycled within the existing infrastructure used to recycle most lead acid batteries.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH
WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                         PAGE
                                         ----
Prospectus Supplement Summary..........   S-3
Forward Looking Statements.............   S-6
Risk Factors...........................   S-6
Use of Proceeds........................  S-12
Capitalization.........................  S-12
Price Range of Common Stock............  S-13
Dividends..............................  S-13
Selected Financial Data................  S-14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  S-15
Business...............................  S-19
Management.............................  S-29
Principal Stockholders.................  S-31
Underwriting...........................  S-33
Legal Matters..........................  S-34
Experts................................  S-34
Index to Financial Statements..........   F-1

                 PROSPECTUS
Where You Can Find More Information....     2
Forward-Looking Statements.............     3
About this Prospectus..................     4
The Company............................     4
Risk Factors...........................     7
Use of Proceeds........................    16
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................    16
The Securities.........................    17
Description of Common Stock............    17
Description of Preferred Stock.........    19
Description of Debt Securities.........    22
Description of Depository Shares.......    23
Description of Warrants................    24
Plan of Distribution...................    25
Legal Matters..........................    26
Experts................................    26

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                               [BOLDER TECH LOGO]

                              BOLDER TECHNOLOGIES
                                  CORPORATION
                                2,200,000 SHARES

                                  COMMON STOCK
                      ------------------------------------

                             PROSPECTUS SUPPLEMENT
                      ------------------------------------
                           FIRST SECURITY VAN KASPER
                               November   , 1999

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